                                                                     EXHIBIT 2.1




                                    AGREEMENT

                                       AND

                                 PLAN OF MERGER

                                      AMONG

                                    COMPANY,

                                     BUYER,

                                    BUYER SUB

                                       AND

                            INDEMNIFYING STOCKHOLDERS

                           DATED AS OF APRIL 23, 2002

                          AGREEMENT AND PLAN OF MERGER


                  AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of April 23, 2002, among Core-Mark International, Inc., a Delaware corporation (the "Company"), Fleming Companies, Inc., an Oklahoma corporation ("Buyer"), Platform Corporation, a Delaware corporation and a wholly owned subsidiary of Buyer ("Buyer Sub") and all of the Company's stockholders as set forth on the signature pages hereto (each an "Indemnifying Stockholder" and collectively the "Indemnifying Stockholders").

                  WHEREAS, the respective boards of directors of Buyer, Buyer Sub and the Company, and the stockholders of Buyer Sub and the Company, have approved this Agreement and have determined that the merger of Buyer Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement (the "Merger"), with the Company surviving as a wholly owned subsidiary of Buyer, is advisable and in the best interests of their respective corporations and stockholders.

                  WHEREAS, concurrently with the execution of this Agreement, all stockholders of the Company are entering into non-compete agreements with Buyer and the Company in the forms attached hereto as Exhibits A-1 and A-2 (the "Non-Compete Agreements").

                  NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and other agreements of Buyer, Buyer Sub, the Company and Indemnifying Stockholders contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

         Section 1.1 Definitions.

                  (a) The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.

                  "Acquired Company" means each of the Company and the Subsidiaries (collectively, the "Acquired Companies").

                  "Agreement" has the meaning set forth in the preamble to this Agreement.

                  "Ancillary Agreements" means the Certificate of Merger, the Escrow Agreement, the Non-Compete Agreements and other agreements, certificates and documents required hereunder to consummate the Closing.

                  "Antitrust Law" means any law of the United States or Canada governing competition, monopolies or restrictive trade practices, including without limitation, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, the HSR Act and the Competition Act, in each case including any rules and regulations thereunder.

                  "ARC" means written confirmation from the Commissioner of Competition pursuant to section 102 of the Competition Act stating that he would not have sufficient grounds on which to apply to the Competition Tribunal for an order in respect of the transactions contemplated herein.

                  "Balance Sheet" means the audited consolidated balance sheet of the Company and the Subsidiaries as at December 31, 2001.

                  "Balance Sheet Date" means December 31, 2001.

                  "Books and Records" has the meaning set forth in Section 4.24 of this Agreement.

                  "Broker" has the meaning set forth in Section 4.18 of this Agreement.

                  "Brokerage Fee" has the meaning set forth in Section 4.18 of this Agreement.

                  "Business Day" means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law or executive order to close.

                  "Buyer" has the meaning set forth in the preamble to this Agreement.

                  "Buyer Confidentiality Agreement" has the meaning set forth in
Section 7.2(b) of this Agreement.

                  "Buyer Sub" has the meaning set forth in the preamble to this Agreement.

                  "Buyer Sub Common Stock" has the meaning set forth in Section 3.1(b) of this Agreement.

                  "Buyer's knowledge" means the actual knowledge of any of the directors or executive officers of the Buyer or Buyer Sub and the knowledge that such directors or officers should have had after reasonable inquiry.

                  "Canadian Business" has the meaning set forth in Section 4.16(e) of this Agreement.

                  "Canadian Employee Plans" means all the employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, pension, retirement, stock option, stock purchase, stock appreciation, health, welfare, medical, dental, disability, life insurance and similar plans, programs, arrangements or practices relating to current or former Canadian employees maintained by the Company and which plan is not subject to ERISA or the Code.

                  "Canadian Investment Review Authority" means the Investment Review Division of the Department of Industry Canada, including its staff, and the Minister.

                  "Cash" means cash and cash equivalents held by the Acquired Companies at the Effective Time.

                  "Certificate of Merger" has the meaning set forth in Section
2.2 of this Agreement.

                  "Certificates" has the meaning set forth in Section 3.1(a) of this Agreement.

                  "Claim" has the meaning set forth in Section 11.3(a) of this Agreement.

                  "Claim Notice" has the meaning set forth in Section 11.3(a) of this Agreement.

                  "Closing" has the meaning set forth in Section 2.3 of this Agreement.

                  "Closing Consideration" has the meaning set forth in Section 3.1(a) of this Agreement.

                  "Closing Date" has the meaning set forth in Section 2.3 of this Agreement.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Commissioner" has the meaning set forth in Section 8.4(b)(ii) of this Agreement.

                  "Common Stock" means the voting common stock, par value $.01 per share, of the Company.

                  "Company" has the meaning set forth in the preamble to this Agreement.

                  "Company SEC Documents" has the meaning set forth in Section
4.9 to this Agreement.

                  "Company's knowledge" means the actual knowledge of any of the directors or officers of the Company identified on Schedule 1.1 and the knowledge that such directors and officers should have had after reasonable inquiry.

                  "Competition Act" means the Competition Act (Canada), R.S.C. 1985 c.C-34, as amended, and the rules and regulations thereunder.

                  "Covered Person" has the meaning set forth in Section 7.5(a) of this Agreement.

                  "date hereof" and "date of this Agreement" means April 23, 2002.

                  "Deutsche Bank" has the meaning set forth in Section 6.5 of this Agreement.

                  "DGCL" has the meaning set forth in Section 2.1 of this Agreement.

                  "Dispute Notice" has the meaning set forth in Section 11.3(b) of this Agreement.

                  "Effective Time" has the meaning set forth in Section 2.2 of this Agreement.

                  "Encumbrance" means any claim, lien (statutory or otherwise), judgment, pledge, escrow, option, liability, charge, easement, restrictive covenant, security interest, assignment, deed of trust, right of first refusal, mortgage, hypothecation, right-of-way, encroachment, building or use restriction, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law or any other arrangement or condition which, in substance, secures payment or performance of an obligation, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent or conditional sales agreement or other title retention agreement or arrangement or lease in the nature thereof or the filing of, or agreement to give any financing statement, under the laws of any jurisdiction.

                  "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notice of noncompliance or violation, investigations or proceedings arising under any Environmental Law.

                  "Environmental Laws" means any United States, Canadian or other applicable jurisdiction's federal, state, provincial, local, municipal or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law and any judicial or administrative interpretation thereof including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Affiliate" has the meaning set forth in Section 4.17(b) of this Agreement.

                  "Escrow Account" has the meaning set forth in Section 3.7 of this Agreement.

                  "Escrow Agent" has the meaning set forth in Section 3.7 of this Agreement.

                  "Escrow Agreement" has the meaning set forth in Section 3.7 of this Agreement.

                  "Escrow Amount" has the meaning set forth in Section 3.7 of this Agreement.

                  "Escrow Assets" has the meaning set forth in Section 11.2(b) of this Agreement.

                  "Escrow Recipients" has the meaning set forth in Section 3.7 of this Agreement.

                  "Exchange Act" has the meaning set forth in Section 4.9 of this Agreement.

                  "Financial Statements" means the consolidated balance sheet of the Company and the Subsidiaries as at December 31, 2001, and the related consolidated statements of income, common stockholders' equity (deficit) and cash flow for the year ended December 31, 2001, in each case certified by Deloitte & Touche LLP, independent certified public accountants, whose opinion thereon is included therewith, together with the notes and schedules thereto.

                  "GAAP" means United States generally accepted accounting principles.

                  "Governmental Authority" means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the Securities and Exchange Commission ("SEC") or any other government authority, agency, department, board, commission or instrumentality of the United States or Canada, any other foreign government, any state of the United States or province of Canada or any political subdivision thereof, and any court tribunal or arbitrator(s) of competent jurisdiction, and any governmental or non-governmental self-regulatory organization, agency or authority.

                  "Government Antitrust Authority" means the United States Federal Trade Commission, the Assistant Attorney General in charge of the Antitrust Division of the United States Department of Justice, the Canadian Competition Bureau or any other domestic or Canadian or other foreign government or governmental agency or its staff, with jurisdiction under any Antitrust Law over Buyer, Buyer Sub, the Company, any Subsidiary or the transactions contemplated in this Agreement.

                  "Handling" means the production, use, generation, emission, storage, treatment, transportation, recycling, disposal, discharge, release, or other handling or disposition of any kind of any Substance.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

                  "ICA" means the Investment Canada Act, R.S.C. 1985, c.28 (1st supp.) and the rules and regulations thereunder.

                  "Indebtedness" means all indebtedness of any Acquired Company for borrowed money, whether current, short-term, or long-term, secured or unsecured, including without limitation, the Notes and all capitalized leases.

                  "Indemnified Persons" has the meaning set forth in Section
11.1 of this Agreement.

                  "Indemnifying Stockholder" has the meaning set forth in the preamble to this Agreement.

                  "Indemnitor" has the meaning set forth in Section 11.3(a) of this Agreement.

                  "Indenture" has the meaning set forth in Section 7.6 of this Agreement.

                  "Insurance Policies" has the meaning set forth in Section 4.21 of this Agreement.

                  "Intellectual Property Rights" has the meaning set forth in
Section 4.8(b)(i) of this Agreement.

                  "Inventory" means all items of food and grocery products including, without limitation, bread and dairy products; frozen and refrigerated food and beverage products; fresh and prepared meats and poultry; produce, including fresh fruits and vegetables; shelf stable food and beverage products, including canned and other types of packaged products; staple foods, which include salt, sugar, flour, sauces, spices, coffee and tea; sundry other grocery products; non-food items such as soaps, detergents, paper goods and other household products; health and beauty aids and general merchandise; supplies; tobacco products; candy products; automobile products; and other convenience store products.

                  "IRS" means the United States Internal Revenue Service.

                  "Lazard" has the meaning set forth in Section 4.18 of this Agreement.

                  "Lease Estoppels" has the meaning set forth in Section 7.11 of this Agreement.

                  "Leased Properties" has the meaning set forth in Section 4.22 of this Agreement.

                  "Losses" has the meaning set forth in Section 11.1 of this Agreement.

                  "Material Adverse Effect" means any condition or change having, or which would reasonably be expected to have, (a) a material adverse effect upon the assets, business, prospects, financial condition or results of operations of the Company and its Subsidiaries taken as a whole or (b) a material adverse effect on the consummation of the transactions contemplated by this Agreement; provided, however, that "Material Adverse Effect" shall not include any change, effect, condition, event or circumstance arising out of or attributable to (i) changes, effects, conditions, events or circumstances that generally affect the industries in which the Acquired Companies operate (including legal and regulatory changes) or (ii) general economic conditions.

                  "Material Contracts" has the meaning set forth in Section 4.12 of this Agreement.

                  "Merger" has the meaning set forth in the preamble to this Agreement.

                  "Minister" means such member of the Queen's Privy Council for Canada as is designated by the Governor in Council as the Minister for purposes of the ICA.

                  "Non-Compete Agreements" has the meaning set forth in the preamble to this Agreement.

                  "Notes" means any of the issued and outstanding 11-3/8% Senior Subordinated Notes of the Company, due September 15, 2003.

                  "Note Holder" means any holder of a Note as of the time of redemption of such Note.

                  "Operating Site" means any property owned, leased or used at any time by the Company or any Subsidiary (or an affiliate of the Company), including offsite disposal facilities.

                  "Options" means the outstanding options issued by the Company to purchase shares of Common Stock under the Company's Stock Option Plan.

                  "Option Consideration" has the meaning set forth in Section
3.6 of this Agreement.

                  "PCBs" has the meaning set forth in the definition of Substance.

                  "Pension Plan" means each "employee pension benefit plan," as defined in Section 3(2) of ERISA, which is sponsored by the Company or any Subsidiary with respect to employees, directors or any other service providers, past and/or present, of the Company or any Subsidiary.

                  "Permits" has the meaning set forth in Section 4.15 of this Agreement.

                  "Permitted Liens" has the meaning set forth in Section 4.7 to this Agreement.

                  "Person" means any person or entity, whether an individual, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture, or Governmental Authority.

                  "Pre-Closing Periods" has the meaning set forth in Section 11.5(a) of this Agreement.

                  "Proposed Competing Transactions" has the meaning set forth in
Section 7.8 of this Agreement.

                  "Purchase Consideration" means (i) if the Closing Date occurs on or before June 30, 2002, $295,000,000 (two hundred ninety-five million dollars) minus the total value of all transaction fees and expenses incurred by the Company for the transactions contemplated by this Agreement whether paid or unpaid as of the Closing Date (the "Transaction Fees") or (ii) if the Closing Date occurs after June 30, 2002, $302,000,000 (three hundred two million dollars) minus Transaction Fees.

                  "Receivables Facility" means the facility entered into by the Company on April 1, 1998 as amended, to securitize its U.S. trade accounts receivable portfolio.

                  "Resolved Dispute Notice" has the meaning set forth in Section 11.3(c) of this Agreement.

                  "SEC" has the meaning set forth in the definition of Governmental Authority.

                  "Securities Act" has the meaning set forth in Section 4.9 to this Agreement.

                  "Shares" means collectively, the Common Stock, representing 100% of the outstanding capital stock of the Company.

                  "Stockholder Representative" has the meaning set forth in
Section 3.8(a) of this Agreement.

                  "Straddle Period" has the meaning set forth in Section 11.5(b) of this Agreement.

                  "Subsidiary" means an entity which the Company directly or indirectly owns or has the power to vote shares of any capital stock or other ownership interests having voting power to elect a majority of the directors of such corporation, or other persons performing similar functions of such entity, as the case may be.

                  "Substance" means any "contaminant," "dangerous good," "deleterious substance," "hazardous material," "hazardous substance," "hazardous waste," "pollutant," "special waste" or "toxic substance," as defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
Section 9601 et seq., the Resources Conservation and Recovery Act, 42 U.S.C.
Section 6901 et. seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Canadian Environmental Protection Act (Canada), the Fisheries Act (Canada), the Transportation of Dangerous Goods Act, 1992 (Canada), the Waste Management Act (British Columbia), the Transport of Dangerous Goods Act (British Columbia), the Environmental Protection and Enhancement Act (Alberta), the Dangerous Goods and Transportation Act (Alberta), the Contaminated Sites Remediation Act (Manitoba), the Dangerous Goods Handling and Transportation Act (Manitoba) or the Environment Act (Manitoba) and regulations promulgated thereunder (or any analogous state, provincial and local laws and regulations), petroleum and petroleum products, polychlorinated biphenyls ("PCBs") or asbestos.

                  "Surviving Corporation" has the meaning set forth in Section
2.1 of this Agreement.

                  "Surviving Corporation By-laws" has the meaning set forth in
Section 2.6 of this Agreement.

                  "Surviving Corporation Certificate" has the meaning set forth in Section 2.5 of this Agreement.

                  "Surviving Corporation Common Stock" has the meaning set forth in Section 3.1(b) of this Agreement.

                   "Tax" or "Taxes" means any federal, state, provincial, local or foreign income, gross receipts, license, payroll, employment, excise, goods and services, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

                  "Tax Reserves" has the meaning set forth in Section 11.5(a) of this Agreement.

                  "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  "Transaction Fees" has the meaning set forth in the definition of Purchase Consideration.

                  "Welfare Plan" means (i) each "employee welfare benefit plan," as defined in Section 3(1) of ERISA; (ii) any stock option, incentive, or deferred compensation or bonus plan or arrangement; and (iii) any severance plan or arrangement, in each case which is sponsored by the Company or any Subsidiary with respect to employees, directors or any other service providers, past and/or present, of the Company or any Subsidiary.

                  (b) All references herein to dollars or "$" shall be to United States dollars.

                                  ARTICLE II.
                                   THE MERGER

         Section 2.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time, Buyer Sub shall be merged with and into the Company, whereupon the Company shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation") and the separate corporate existence of Buyer Sub shall cease.

         Section 2.2 Effective Time. Upon the terms and subject to the conditions hereof, a certificate of merger (the "Certificate of Merger") shall be duly prepared, executed and acknowledged by the Surviving Corporation and thereafter filed with the Secretary of State of the State of Delaware on the Closing Date (as defined in Section 2.3). The Merger shall become effective as of the date and at such time as the Certificate of Merger, pursuant to Section 251 of the DGCL, and any other documents necessary to effect the Merger in accordance with the DGCL are duly filed with the Secretary of State of the State of Delaware or at such subsequent date or time as shall be agreed by the Company and the Buyer and specified in the Certificate of Merger and in accordance with the DGCL (the time the Merger becomes effective pursuant to the DGCL being referred to herein as the "Effective Time").

         Section 2.3 Closing. Subject to the satisfaction or waiver of all of the conditions to closing contained in Articles VIII and IX hereof, the closing of the Merger (the "Closing") will take place at 10:00 a.m., San Francisco time, on the second Business Day (as defined below) after the satisfaction or waiver of the conditions to Closing contained in Articles VIII and IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Latham & Watkins, 505 Montgomery Street, San Francisco, California, unless another date or place is agreed to in writing by the parties hereto; provided, however, that Buyer, at its sole discretion, may extend at any time and from time to time the date of Closing to a date up to and including September 16, 2002 to fulfill its financial capability obligations set forth in Section 7.10 but not later than twenty Business Days after Buyer has received funding of at least (i) $150,000,000 through a private or public sale of equity securities, or (ii) $500,000,000 through any combination of the incurrence of new debt and a private or public sale of equity securities. The date and time at which the Closing occurs is referred to herein as the "Closing Date."

         Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL, including Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all properties, rights, privileges, powers and franchises of the Company and Buyer Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Buyer Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         Section 2.5 Certificate of Incorporation. The Certificate of Incorporation of the Company in effect immediately prior to the Effective Time shall be amended and restated in its entirety at the Effective Time to read as set forth in Exhibit B, and as so amended and restated shall be the Certificate of Incorporation of the Surviving Corporation (the "Surviving Corporation Certificate"), until amended in accordance with the terms thereof and with applicable law.

         Section 2.6 By-laws. The By-laws of the Buyer Sub in effect immediately prior to the Effective Time shall be amended and restated in their entirety at the Effective Time to read as set forth in Exhibit C, and as so amended and restated shall be the By-laws of the Surviving Corporation (the "Surviving Corporation By-laws") unless and until altered, amended or repealed as provided by law, the Surviving Corporation Certificate or the Surviving Corporation By-laws.

         Section 2.7 Officers and Directors. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their successors shall have been duly elected and qualified, or as otherwise provided in the Surviving Corporation By-laws. The directors of the Buyer Sub immediately prior to the Effective Time shall be the directors of Surviving Corporation until their successors shall have been duly elected and qualified, or as otherwise provided in the Surviving Corporation Certificate, the Surviving Corporation By-laws or as otherwise provided by applicable law.

                                  ARTICLE III.
                                   CONVERSION

         Section 3.1 Conversion. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any share of Common Stock or of the holder of any share of capital stock of the Buyer Sub:

                  (a) Each share of the Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount in cash equal to the Closing Consideration. The "Closing Consideration" shall be the amount determined by dividing (a) the sum of (i) the Purchase Consideration plus (ii) the aggregate exercise price of all Options outstanding as of the Effective Time by (b) the sum of the number of shares of Common Stock outstanding as of the Effective Time and the number of shares of Common Stock subject to Options as of the Effective Time. All certificates or other instruments representing shares of Common Stock issued and outstanding immediately prior to the Effective Time ("Certificates") shall, by virtue of the Merger, cease to have any rights with respect to such Certificates except the right to receive, upon surrender thereof, their portion of the Purchase Consideration. At the Effective Time, each share of Common Stock issued and outstanding prior to the Effective Time

(all of which shares will be converted into the right to receive the Purchase Consideration) shall be canceled and retired and shall cease to exist.

                  (b) At the Effective Time, each share of common stock, par value $.01 per share, of Buyer Sub (the "Buyer Sub Common Stock"), issued and outstanding immediately prior to the Effective Time, shall be converted into, and become the right to receive, one (1) share of the common stock, par value $.01 per share, of the Surviving Corporation (the "Surviving Corporation Common Stock"). Immediately upon such conversion into shares of Surviving Corporation Common Stock, each share of Buyer Sub Common Stock shall be canceled and retired and shall cease to exist.

                  (c) Each share of Common Stock which shall be held in the treasury of the Company, at the Effective Time, shall be canceled and retired and shall cease to exist.

                  (d) As of the Effective Time, the stock transfer books of the Company shall be closed.

         Section 3.2 Exchange of Certificates. As of the Effective Time, Buyer shall be responsible for the payment of the Closing Consideration, for the benefit of the holders of shares of Common Stock, all in cash in immediately available same day funds, and for the payment of the Option Consideration (as defined in Section 3.6), for the benefit of the holders of the Options, by certified cashiers check.

         Section 3.3 Exchange Procedures. Immediately after the Effective Time, each holder of any outstanding Certificate which, prior thereto, represented shares of Common Stock and each holder of an Option shall, upon surrender and delivery to the Buyer of such Certificate, in the case of Common Stock, and properly executed exercise and sale notice, in the case of an Option, be entitled to receive on the day of surrender (if surrendered on the day of the Effective Time) or the next Business Day following surrender (if surrendered after the day of the Effective Time) the Closing Consideration (less the portion thereof delivered to the Escrow Agent) for each share of Common Stock represented by such Certificate so surrendered, and the Option Consideration in the case of each Option with respect to which an exercise and sale notice is so delivered. If the Closing Consideration is to be paid to any Person other than the Person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such exchange shall pay to the Buyer any transfer or other taxes required by reason of the payment of such consideration to a Person other than the registered holder of the Certificate surrendered, or shall establish to the reasonable satisfaction of the Buyer that such tax has been paid or is not applicable. Subsequent to the Effective Time, there shall be no further transfer on the records of the Company of Certificates and, if Certificates are presented to the Company for transfer, they shall be canceled against delivery of the Closing Consideration as provided for herein. Until surrendered as contemplated by this Section 3.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Closing Consideration, as contemplated by
Section 3.1(a). No interest will be paid or will accrue on any cash payable as Closing Consideration or Option Consideration.

         Section 3.4 Letter of Transmittal. Prior to the Effective Time (but in no event less than ten (10) days prior thereto), the Company shall mail to each record holder of Certificates and Options (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Buyer and shall be in such form and have such customary provisions as Buyer may reasonably specify) and (ii) instructions for use in surrendering such certificates or delivering an exercise and sale notice, as the case may be, and receiving the consideration to which such holder shall be entitled therefor pursuant to the terms thereof or Section(s) 3.1, and 3.6, as the case may be.

         Section 3.5 No Further Ownership Rights in Common Stock. The Closing Consideration paid upon the surrender of Certificates and the Option Consideration paid upon delivery to the Company of the exercise notices relating thereto in accordance with the terms of this Article III, shall be deemed to be full satisfaction of all rights pertaining to the shares of Common Stock theretofore represented by such Certificates and Options.

         Section 3.6 Options and Related Matters. At the Effective Time, and without any further action by the Company, the Buyer or the Surviving Corporation, as the case may be, each unvested Option shall automatically vest and each holder of an Option that is so vested or is otherwise outstanding, vested and exercisable immediately prior to the Effective Time shall be entitled to receive, for each share of Common Stock issuable upon exercise of such Option, an amount in cash (the "Option Consideration") equal to the excess, if any, of the Closing Consideration over the per share exercise price of such Option, without interest. The amounts payable pursuant to this Section 3.6 shall be subject to all applicable withholding of taxes. After the Effective Time, no holder of an Option shall have any rights except as set forth above.

         Section 3.7 Escrow.

                  (a) At the Closing, Buyer shall deliver an aggregate of $15,000,000 (fifteen million dollars) of the Purchase Consideration (the "Escrow Amount") to an escrow account (the "Escrow Account") with an escrow agent (the "Escrow Agent") on behalf of the holders of Common Stock (pro rata on the basis of the number of shares of Common Stock held by each such holder). The Escrow Amount shall be held by the Escrow Agent pursuant to the terms of an escrow agreement, substantially in the form attached as Exhibit D to this Agreement (the "Escrow Agreement"), for the satisfaction of claims for indemnification made by the Buyer pursuant to Article XI of this Agreement. Upon receipt by the Escrow Agent of any interest or other amounts received on the Escrow Amount, the Escrow Agent shall distribute such amounts as follows: (i) ninety-five percent to the Indemnifying Stockholders of the Company (the "Escrow Recipients") pro rata in accordance with their interests in the Escrow Amount; and (ii) five percent to Buyer.

                  (b) Release of the Escrow Fund.

                           (i) Promptly following the first anniversary of the
Closing Date (the "Release Date"), the Escrow Agent shall distribute to each Indemnifying Stockholder such Indemnifying Stockholder's pro rata share of the Escrow Amount plus any additional amounts paid into the Escrow Account pursuant to Section 11.5(c) hereof less the amount of Claims which have been made by or on behalf of one or more Indemnified Persons for indemnification pursuant to Section 11.1 hereof which have been determined to be valid pursuant to Section 11.3 hereof (the "Resolved Claims"), and the amount of any Claims made by or on behalf of Indemnified Persons on or prior to the Release Date for indemnification pursuant to Section 11.1 hereof which have not yet been determined to be invalid pursuant to Section 11.3 hereof (the "Unresolved Claims"). Buyer shall be entitled to all amounts by which the Escrow Amount and distributions from the Escrow Amount are reduced on account of Resolved Claims.

                  In the event an Unresolved Claim is determined to be valid pursuant to Section 11.3 hereof, Buyer shall be entitled to all amounts by which the distributions from the Escrow Amount were reduced on account of such Unresolved Claim. In the event an Unresolved Claim is determined to be invalid pursuant to Section 11.3 hereof following the first anniversary of the Closing Date, Buyer shall distribute the amount by which the distributions from the Escrow Amount were reduced on account of such Unresolved Claim to the Indemnifying Stockholders who would have received such amount if distributions from the Escrow Amount had not been so reduced.

         Section 3.8 Stockholder Representative.

                  (a) Jupiter Partners L.P. is hereby appointed and constituted the "Stockholder Representative" under this Agreement, and as such shall serve as agent for and have all powers as attorney-in-fact of each Indemnifying Stockholder, for and on behalf of each Indemnifying Stockholder, to take the following actions in connection with the negotiation, settlement and compromise of indemnification claims pursuant to Article XI of this Agreement and the release of any Escrow Amount in connection therewith: to give and receive notices of communications; to agree to, negotiate or enter into settlements and compromises of and comply with orders of courts with respect to any disputes involving any claims made by Buyer, the Surviving Company or the Indemnifying Stockholders under this Agreement; to sign receipts, consents or other documents; and to take all actions necessary or appropriate in the judgment of the Stockholder Representative in connection with the foregoing.

         (b) If the Stockholder Representative elects to resign as Stockholder Representative for any reason, the Stockholder Representative shall notify Buyer of its intent to resign, and the Indemnifying Stockholders representing an ownership interest in a majority of the Escrow Amount shall, by written notice to Buyer, appoint a successor Stockholder Representative within five (5) business days thereafter.

         (c) Notice or communications to or from the Stockholder Representative pursuant to this Section 3.8 (with a copy of any notices to the Indemnifying Stockholders) shall constitute notice to or from each of the Indemnifying Stockholders.

         (d) A decision, act, consent or instruction of the Stockholder Representative pursuant to this Section 3.8 shall constitute a decision, act, consent or instruction of each and all of the Indemnifying Stockholders, and shall be final, binding and conclusive upon each and all of the Indemnifying Stockholders, and each of Buyer and the Surviving Corporation shall be entitled to rely upon any decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of each and all of the Stockholders, and each of

Buyer and the Surviving Corporation shall be relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction.

                  (e) The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative except for the commission of actual fraud or willful misconduct. The Indemnifying Stockholders on whose behalf the Escrow Amount was deposited into the Escrow Account shall severally indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any damages or expenses incurred without bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative.

                                  ARTICLE IV.
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to Buyer and Buyer Sub as follows:

         Section 4.1 Organization and Qualification. Each of the Acquired Companies is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, with all corporate or other power and authority necessary to own, lease and operate its properties and carry on its business as currently owned or conducted. Each of the Acquired Companies is in good standing as a foreign corporation and is duly licensed or qualified to transact business in each jurisdiction in which the ownership of property or the conduct of its business requires such qualification or license, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect. The Company has made available to Buyer complete and correct copies of the certificate of incorporation and by-laws, or other equivalent organizational documents, each as currently in effect, of the Company and each Subsidiary. None of the Acquired Companies is in violation of any of its respective organizational documents.

         Section 4.2 Capitalization.

                  (a) As of the date of this Agreement, the authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, of which 5,500,000 shares are issued and outstanding. The outstanding shares of Common Stock are owned of record by the Company stockholders and in the respective amounts set forth on Schedule 4.2(a). No additional shares of capital stock of the Company will be issued after the date hereof except for shares of Common Stock issuable upon the exercise of Options outstanding on the date hereof. There are no shares of Common Stock or other capital stock or equity securities of the Company issued, reserved for issuance or outstanding and no outstanding options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), Indebtedness, stock appreciation rights, calls or commitments of any character whatsoever to which the Company is a party or may be bound requiring the issuance or sale of shares of any capital stock of the Company except for the obligation of the Company to issue 267,500 shares of Common Stock upon exercise of Options. Schedule 4.2(a) sets forth for each outstanding Option (i) the name of the holder, (ii) the number of shares of capital stock issuable upon exercise of such Option and (iii) the exercise price.

                  (b) All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and non-assessable, and are free of any preemptive rights in respect thereto. All outstanding Company securities have been issued in compliance with the applicable state, provincial and federal securities laws. The stock ledgers and related records provided by the Company to the Buyer are complete and accurate in all material respects. Except as set forth on Schedule 4.2(b), there are no outstanding contractual obligations of the Company (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration or sale of, or (v) granting any preemptive or antidilutive right with respect to, any shares of Common Stock or any capital stock of, or other equity interests in, the Company.

         Section 4.3 Subsidiaries. The Company's only direct or indirect Subsidiaries are listed in Schedule 4.3(a). The outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable and are, except as set forth on Schedule 4.3(b), owned by the Company, directly or through one or more Subsidiaries, free and clear of any lien, charge, encumbrance, claim, pledge, option, right of first refusal, agreement, limitation on the Company's or other Subsidiary's voting rights, or other security interest. There are no shares of capital stock or other equity securities of any Subsidiary issued, reserved for issuance or outstanding and no outstanding options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), Indebtedness, stock appreciation rights, calls or commitments of any character whatsoever to which the Company on any Subsidiary is a party or may be bound requiring the issuance or sale of shares of any capital stock of any Subsidiary.

         Section 4.4 Binding Obligation. The Company has all necessary corporate power and authority to execute this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. This Agreement and the Ancillary Agreements have been duly and validly authorized by all required corporate action on the part of the Company and its stockholders and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Ancillary Agreements and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. This Agreement and the Ancillary Agreements have been duly executed and delivered by the Company and, assuming that this Agreement constitutes a valid and binding obligation of Buyer and Buyer Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability thereof may be limited by:
(i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors' rights and remedies; and (ii) general principles of equity.

         Section 4.5 No Defaults or Conflicts. The execution and delivery of this Agreement and the Ancillary Agreements by the Company, performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby: (i) do not result in any violation of the certificate of incorporation or by-laws, or other equivalent organizational document, of any Acquired Company; and (ii) except as set forth in Schedule 4.5, as of the Effective Time, do not require any consent or approval under, do not conflict with, or result in a breach of any of the terms or provisions of or any loss of benefit under, or constitute a default under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of any Acquired Company under: (A) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation to which such Acquired Company is a party or by which it may be bound or to which a portion of its respective properties may be subject; or (B) any existing applicable law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over such Acquired Company or any of its respective properties or assets; provided, however, that no representation or warranty is made in the foregoing clause (ii) with respect to matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

         Section 4.6 No Governmental Authorization or Consent Required. Except for expiration or termination of the applicable waiting periods under, or receipt of approval under, the HSR Act, the Competition Act and the ICA, and except as set forth in Schedule 4.6, no consent, order, authorization or approval or other action by, and no notice or disclosure to or filing with, any Governmental Authority or Government Antitrust Authority will be required to be obtained or made by the Company or any of the Subsidiaries in connection with the due execution and delivery by the Company of this Agreement and the Ancillary Agreements and the consummation by the Company of the transactions contemplated hereby; provided, however, that no representation and warranty is made with respect to authorizations, approvals, notices or filings with any Governmental Authority, Government Antitrust Authority or Canadian Investment Review Authority that, if not obtained or made, would not, individually or in the aggregate, result in a Material Adverse Effect.

         Section 4.6A. ICA. The Company or any of its Subsidiaries does not engage in, or provide any services related to, any of the activities specified in subsection 14.1(5) of the ICA.

         Section 4.7 Title to Properties; Liens. The Company or a Subsidiary has good and valid title to or a valid and binding leasehold interest in the property and assets reflected on the balance sheet included in the Financial Statements (other than (x) the Intellectual Property Rights referred to in
Section 4.8, (y) the Real Property referred to in Section 4.22 and (z) property and assets disposed of, or subject to purchase or sales orders, in the ordinary course of business since December 31, 2001) free and clear of all liens or encumbrances, except: (i) as set forth on Schedule 4.7; (ii) any liens or encumbrances disclosed in the Financial Statements; (iii) liens or encumbrances for taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings; (iv) mechanics', workmen's, repairmen's, warehousemen's, carriers' or other like liens or encumbrances arising or incurred in the ordinary course of business, and equipment leases with third parties entered into in the ordinary course of business (all items included in (i) through (iv) are referred to collectively herein as the "Permitted Liens"). Except for Permitted Liens, all such properties and assets are free and clear of liens or encumbrances of any kind. All equipment of the Company used in connection with the operation of its business is in good operating condition and repair, ordinary wear and tear excepted, and not in need of repair, other than ordinary and routine repairs. The assets of Company are sufficient in all material respects for the operation of the business of Company as presently conducted.

         Section 4.8 Intellectual Property.

                  (a) Schedule 4.8(a) sets forth all Intellectual Property Rights (as defined below) filed by, or issued or registered to, the Acquired Companies and all material intellectual property license agreements to which any of the Acquired Companies is a party.

                  (b) (i) Except as set forth on Schedule 4.8(b), the Acquired Companies own, or possess licenses or other valid rights to use, all United States and Canadian patents, trademarks (registered or unregistered), trade names, service marks, copyrights and applications and registrations therefor, trade secrets and other intellectual property, whether or not subject to statutory registration or protection, which are material to the conduct of the business of the Acquired Companies taken as a whole (the "Intellectual Property Rights"), (ii) the validity of the Intellectual Property Rights and the title or rights to use thereof of the Acquired Companies is not being challenged in any action, claim, investigation, arbitration, litigation or other proceeding to which any of the Acquired Companies is a party, nor to the Company's knowledge, is any such action, claim, investigation, arbitration, litigation or other proceeding threatened, (iii) to the Company's knowledge, no Person is materially infringing upon or violating any of the Intellectual Property Rights, (iv) there have been no written claims or assertions made by others that the Company or any of its Subsidiaries has infringed any intellectual property rights of others in the preceding three year period and, to the Company's knowledge, there have been no infringements by the Company or its Subsidiaries during this period, and (v) the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Company and the consummation of the transactions contemplated hereby and thereby will not breach, violate or conflict with any instrument or agreement concerning the Intellectual Property Rights, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Intellectual Property Rights or impair the right of Buyer or Buyer Sub to make, use, sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property Rights.

         Section 4.9 SEC Filings. The Company has timely filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act of 1933 (the "Securities Act") or the Securities Exchange Act of 1934 (the "Exchange Act"), as the case may be (collectively, the "Company SEC Documents"). The Company has made available to Buyer a complete copy of any amendments or modifications which have not yet been filed with the SEC or any documents which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act. As of their respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act and none of the Company SEC Documents, as of their respective filing dates, contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

         Section 4.10 Financial Statements. The consolidated balance sheets included in the Financial Statements (copies of which have been provided to Buyer), fairly present, in all material respects, the consolidated financial position of the Acquired Companies as of their respective dates, and the other related statements included in the Financial Statements fairly present, in all material respects, the results of their consolidated operations and cash flows for the periods indicated, in each case in accordance with GAAP applied on a consistent basis, with only such deviations from such accounting principles and/or their consistent application as are referred to in the notes to the Financial Statements. Except as and to the extent set forth on the consolidated balance sheets of the Acquired Companies, including the notes thereto, none of the Acquired Companies has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business since December 31, 2001 that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         Section 4.11 Absence of Certain Changes or Events.

                  (a) Since the Balance Sheet Date, except as disclosed on
Schedule 4.11(a), there has not been any condition, event or occurrence that, individually or in the aggregate, has resulted in a Material Adverse Effect.

                  (b) Except as disclosed on Schedule 4.11(b) and except for the transactions contemplated by this Agreement, since the Balance Sheet Date, the Acquired Companies have not:

                           (i) created, incurred, assumed or guaranteed any
Indebtedness or become subject to any liabilities of a type required to be disclosed on a balance sheet prepared in accordance with GAAP, except Indebtedness incurred in the ordinary course of business under the Company's existing credit facilities and other liabilities incurred in the ordinary course of business;

                           (ii) subjected any of its assets to any lien or
encumbrance except Permitted Liens outside the ordinary course of business;

                           (iii) with respect to the business of the Acquired
Companies taken as a whole, conducted business in any material respects outside the ordinary course of business;

                           (iv) sold, assigned or transferred any amount of
assets except for (x) accounts receivable sold pursuant to the Receivables Facility, (y) the sale in the ordinary course of business of inventory, and (z) the sale in the ordinary course of business of equipment or other personal property no longer necessary for the business;

                           (v) suffered any extraordinary losses not covered by
insurance material to the Acquired Companies, taken as a whole, or forgiven or canceled any claims material to the Acquired Companies, taken as a whole;

                           (vi) increased the compensation, bonuses, or benefits
payable or to become payable by the Acquired Companies to any of their directors, officers or employees, except for increases in the ordinary course of business or as required under any existing employment agreements or established any new employee benefit plans;

                           (vii) suffered any work stoppage or labor dispute
material to any of the Acquired Companies' distribution centers;

                           (viii) declared or paid any dividends or made any
distributions with respect to the shares of capital stock of the Company and no such shares have been redeemed or repurchased by the Company;

                           (ix) changed in any material respects any of the
accounting principles followed by them or the methods of applying such principles, unless such change was required by a change in GAAP;

                           (x) other than in the ordinary course of business,
failed to (i) replace or replenish inventory as such inventory may have been depleted from time to time, (ii) collect accounts receivable, (iii) pay accounts payable, or (iv) otherwise manage its working capital accounts consistent with past practice; or

                           (xi) entered into any agreement or commitment to do
any of the foregoing.

         Section 4.12 Contracts. Schedule 4.12(a) lists or describes all material contracts or arrangements ("Material Contracts") to which any Acquired Company is a party or to which its assets, property or business are bound or subject as of the date hereof, including: (i) any obligation by such Acquired Company involving an amount or value of more than $250,000 in any year, excluding customer or supplier obligations, incentives, rebates, marketing, promotional or other payments to customers or suppliers made in the ordinary course of business; (ii) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K); (iii) any contract which involves an amount or value in excess of $250,000 and is not cancelable in 30 days without penalty, excluding customer or supplier contracts related to incentives, rebates, marketing, promotional or other arrangements with customers or suppliers made in the ordinary course of business; (iv) any contract containing any non-compete or exclusivity provision with respect to any line of business or geographic area with respect to any Acquired Company; (v) any contract not made in the ordinary course of business; (vi) any loan agreement, promissory note issued by the Company, guarantee, subordination or similar type of agreement; (vii) any agreement or contract with any stockholder, officer, director, employee, member, consultant or agent of any Acquired Company (other than employment agreements covered by Section 4.16 below); (viii) any contract with a customer listed on
Schedule 4.28 hereto; and (viii) any leases for real property. Except as set forth on Schedule 4.12(b), each Material Contract is valid and binding on the Acquired Company party thereto and, to the Company's knowledge, each other party thereto, and is in full force and effect, and, to the Company's knowledge, none of the Acquired Companies is in breach thereof or default thereunder and there does not exist under any thereof any event which, with the giving of notice or the lapse of time, would constitute such a breach or default, except for such breaches, defaults and events as to which requisite waivers or consents have been obtained and which would not reasonably be expected, in the aggregate, to have a Material Adverse Effect. To the Company's knowledge, no party with whom any Acquired Company has entered into a Material Contract is in default thereunder, other than those defaults which in the aggregate have no reasonable likelihood of having a Material Adverse Effect. Except as disclosed on Schedule 4.12(b), no consent is required of any party with whom any Acquired Company has an agreement required to be listed on Schedule 4.12(a) to perform the obligations under the Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby and, upon consummation of the transactions contemplated hereby and thereby, each agreement listed on Schedule 4.12(a) will continue to entitle the Acquired Companies to the rights and benefits specified in such agreements, except as set forth on
Schedule 4.12(c).

         Section 4.13 Litigation. Except as set forth in Schedule 4.13(a), there are no claims, actions or legal proceedings pending, or to the Company's knowledge, threatened against the Acquired Companies or any of their properties or assets before any Governmental Authority against or involving any Acquired Company, or for which any Acquired Company is obligated to indemnify a third party that, individually or in the aggregate, could be reasonably expected to result in a Material Adverse Effect. The Company has not received any written notice that the Acquired Companies or any of their properties or assets are subject to any order, judgment, injunction or decree of any Governmental Authority, except for such notices that, individually or in the aggregate, would not result in a Material Adverse Effect. Schedule 4.13(b) sets forth a list of all claims, actions or legal proceedings pending, or to the Company's knowledge, threatened against the Acquired Companies or any of their properties or assets before any Governmental Authority against or involving any Acquired Company, or for which any Acquired Company is obligated to indemnify a third party.

         Section 4.14 Tax Matters. Except as set forth on Schedule 4.14:

                  (a) all United States federal income Tax Returns of or with respect to each of the Acquired Companies required by law to be filed have been duly and timely filed, and all such Tax Returns are complete and accurate, except insofar as the lack of completeness and accuracy would not result in a Material Adverse Effect;

                  (b) all other Tax Returns of or with respect to each of the Acquired Companies required to be filed pursuant to applicable federal, foreign, state, provincial, local or other law have been duly and timely filed, and all such Tax Returns are complete and accurate, except insofar as either the failure to file such Tax Returns or the lack of completeness and accuracy would not result in a Material Adverse Effect;

                  (c) all Taxes due and payable by the Acquired Companies (whether or not shown on any Tax Return) have been paid, except for (i) such Taxes as to which adequate reserves have been provided in accordance with GAAP and (ii), in the case of amounts that have been challenged by a Tax authority, such Taxes as are being contested in good faith;

                  (d) the unpaid Taxes of the Acquired Companies (i) did not, as of the Balance Sheet Date, exceed the reserves for Tax liability (excluding any reserves for deferred Taxes to the extent such reserves are established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto) and (ii) will not, as of the close of business on the Closing Date, exceed such reserves as adjusted for operations through the Closing Date in accordance with the Acquired Companies' past custom and practice; provided, however, that for purposes of clause (ii) hereof, the unpaid Taxes of the Acquired Companies as of the close of business on the Closing Date shall not include any Taxes attributable to LIFO recapture income;

                  (e) no material deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority against any of the Acquired Companies, and there are no pending or, to the knowledge of any of the Acquired Companies or the Company Stockholders, threatened audits, investigations, disputes or claims or other actions for or relating to any material liability in respect of Taxes of any of the Acquired Companies;

                  (f) the Acquired Companies have previously delivered or made available to Buyer complete and accurate copies of (i) all federal income Tax Returns for the years ended December 31, 1998, 1999 and 2000, (ii) all income Tax Returns for the years ended December 31, 1997, 1998, 1999 and 2000 for the states of California, Colorado, New Mexico, Oregon and Utah, (iii) all Canadian federal and provincial income Tax Returns for the years ended December 31, 1998, 1999 and 2000 and (iv) all examination reports and statements of deficiencies relating to Taxes assessed against or agreed to by any of the Acquired Companies since December 31, 1997;

                  (g) no Acquired Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension remains in effect;

                  (h) there are no material liens for Taxes (other than for Taxes not yet due and payable) upon any of the assets of the Acquired Companies;

                  (i) the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and

                  (j) none of the Acquired Companies have liability for the Taxes of any other Person (other than with respect to other members of the affiliated group of which the Company is the common parent) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, provincial, local or foreign law), (ii) as a transferee or successor, (iii) by contract or
(iv) otherwise.

         Section 4.15 Permits; Compliance with Laws.

                  (a) The Acquired Companies have in full force and effect all material federal, state, local and foreign governmental approvals, consents, authorizations, certificates, filings, franchises, licenses, notices, permits and rights (collectively, "Permits"), necessary to the conduct of the business of the Acquired Companies taken as a whole, and there has occurred no default under any such Permit which individually, or in the aggregate, would materially affect the business of any Acquired Company.

                  (b) The business of the Acquired Companies is not being conducted in violation of any applicable federal, state, county, local, or foreign laws, ordinances or regulations, except for such violations which, individually or in the aggregate, would not result in a Material Adverse Effect.

         Section 4.16 Employment Matters.

                  (a) Schedule 4.16(a)(i) lists or describes all material employment, severance, consulting, indemnification or similar contracts to which any Acquired Company is a party or by which any of them is bound. None of the Acquired Companies is in material breach of or material default under such contracts and there does not exist under any such contract any event that, with the giving of notice or the lapse of time, would constitute such a breach or default by any Acquired Company, except for any breach or default, which individually or in the aggregate, would not result in a material liability. Except as set forth on Schedule 4.16(a)(ii), no employee of the Acquired Companies who is employed in Canada has any agreement as to length of notice or severance payment required to terminate his or her employment, other than as such results by law from the employment of an employee without an agreement as to notice or severance.

                  (b) Except as set forth on Schedule 4.16(b), no collective bargaining agreement covers (nor has any, in the past five years, covered), any employees of the Company, nor is any collective bargaining agreement currently being negotiated by the Company and, to the Company's knowledge, no attempt to organize any group or all of the employees of the Company has been made or proposed and is currently outstanding. For purposes of Section 4.16 and Section 4.17, the term "collective bargaining agreement" includes any labor contracts between any of the Acquired Companies and any Canadian "employee association" (within the meaning of applicable Canadian labor standards legislation).

                  (c) There are no strikes, slowdowns or labor disputes against any Acquired Company pending, or to the Company's knowledge, threatened, and no such action has occurred within the last two years.

                  (d) The Company is in material compliance with all applicable laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all retained amounts required to be withheld from employees of the Company and is not liable for any material arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. To the Company's knowledge, the Company is in compliance in all material respects with the terms of any collective bargaining agreement or other labor contract covering any employees of the Company.

                  (e) Except for current assessments and charges not yet payable, (i) there are no outstanding assessments, penalties, fines, liens, charges, surcharges or other amounts due or owing pursuant to any workers' compensation legislation in respect of that part of the Company's business carried on in Canada (the "Canadian Business") and to the Company's knowledge, no audit of the Canadian Business is currently being performed pursuant to applicable workers' compensation legislation and (ii) the Company has provided to the Buyer all orders and inspection reports under applicable occupational health and safety legislation relating to the Canadian Business, the Company has complied in all material respects with any orders issued under applicable occupational health and safety legislation in respect of the Canadian Business, and there are no appeals of any orders currently outstanding.

         Section 4.17 Employee Benefit Plans.

                  (a) Schedule 4.17(a) lists or describes, and Buyer has been furnished access to, all Pension Plans and Welfare Plans. None of the Acquired Companies has any actual or contingent liability with respect to any employee benefit plan or arrangement other than the Pension Plans and Welfare Plans listed on Schedule 4.17(a). Each Pension Plan and Welfare Plan is in substantial compliance with all applicable provisions of law, including the Code (and the regulations issued thereunder) and ERISA (and the regulations issued thereunder). All Pension Plans and Welfare Plans have been administered in substantial compliance with their terms. Except as set forth on Schedule 4.17(a), each Pension Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and each trust related to such Pension Plan has been determined to be exempt from federal taxation under Section 501(a) of the Code and no such Pension Plan has been amended since it has been determined to be qualified in a manner that would adversely affect its qualification.

                  (b) Neither the Company, nor any other Person that, together with the Company as of the relevant measuring date under ERISA, is required to be treated as a single employer under Section 414 of the Code (an "ERISA Affiliate"), has, at any time, withdrawn from a "multiemployer plan" (as defined in Section 3(37) or 4001(a)(3) of ERISA) in a "complete withdrawal" or a "partial withdrawal" as defined in Sections 4203 and 4205 of ERISA, respectively, so as to result in a liability, contingent or otherwise (including without limitation the obligations pursuant to an agreement entered into in accordance with Section 4204 of ERISA), of the Company or any ERISA Affiliate which remains unsatisfied as of the date hereof. Neither the Company nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Section 4212(c) of ERISA. All contributions required to be made by the Company or any ERISA Affiliate to each multiemployer plan have been made when due.

                  (c) The funding method used in connection with each Pension Plan which is subject to the minimum funding requirements of ERISA is legally permissible and the actuarial assumptions used in connection with funding each such plan have been determined to be reasonable by the Company's enrolled actuary. As of December 31,2001, for the purpose of providing a statement of the funded status of each Pension Plan, for the Company's Form 10-K as filed with the SEC on March 27, 2002, the benefit obligations of each Pension Plan did not exceed the value of the assets of such Pension Plan by an amount greater than $3,009,000. No "accumulated funding deficiency" (for which an excise tax is due or would be due in the absence of a waiver) as defined in Section 412 of the Code or as defined in Section 302(a)(2) of ERISA, whichever may apply, has been incurred with respect to any Pension Plan with respect to any plan year, whether or not waived. Neither the Company nor any ERISA Affiliate has failed to pay when due any "required installment," within the meaning of Section 412(m) of the Code and Section 302(e) of ERISA, whichever may apply, with respect to any Pension Plan. Neither the

Company nor any ERISA Affiliate is subject to any lien imposed under Section 412(n) of the Code or Section 302(f) of ERISA, whichever may apply, with respect to any Pension Plan.

                  (d) Except as set forth on Schedule 4.17(d) or as required by applicable law, neither the Company, any ERISA Affiliate nor any Welfare Plan has any present or future obligation to make any payment to, or with respect to any present or former employee of the Company or any ERISA Affiliate pursuant to, any retiree medical benefit plan, or other retiree Welfare Plan.

                  (e) Schedule 4.17(e) lists or describes, and Buyer has been furnished access to, all Canadian Employee Plans. The Canadian Employee Plans are and have been established, registered, qualified, invested and administered, in all material respects, in accordance with their terms and all laws, including all tax laws where the same is required for preferential tax treatment. No fact or circumstance exists that could adversely affect the preferential tax treatment ordinarily accorded to any such Canadian Employee Plan. All contributions or premiums required to be paid by the Company under the terms of each Canadian Employee Plan or by applicable law or by applicable collective bargaining agreement have been made in a timely fashion in accordance with such law, collective bargaining agreement and the terms of the Canadian Employee Plans. To the Company's knowledge, all material obligations regarding the Canadian Employee Plans have been satisfied and no material taxes, fees or penalties are owing under or in respect of any Canadian Employee Plan. No commitments to improve any Canadian Employee Plan have been made except as required by applicable law or collective bargaining agreement. None of the Canadian Employee Plans (other than the registered retirement savings plan sponsored by the Company) provide benefits to retired employees or to the beneficiaries or dependants of retired employees. Except as disclosed in
Schedule 4.17(e), none of the Canadian Employee Plans is a "pension plan" as defined in applicable provincial pension legislation.

                  (f) Except as disclosed in Schedule 4.17(f), the consummation of the transactions contemplated by this Agreement will not result in (i) any increase in the payment to any employee of any money, benefits or other property pursuant to any Pension Plan, Welfare Plan or Canadian Employee Plan; (ii) any accelerated or increased funding requirement for any such Pension Plan, Welfare Plan or Canadian Employee Plan; or (iii) the acceleration or provision of any other increased rights or benefits to any employee.

                  (g) To Company's knowledge, the Company has not made and will not make any actions or commitments that are inconsistent with the right of the Company to amend or terminate any severance policy sponsored by the Company in its sole discretion, at any time and from time to time, with or without notice.

         Section 4.18 Brokers. Other than Lazard Freres & Co. LLC ("Lazard"), no broker, finder or similar intermediary (each, a "Broker") has acted for or on behalf of the Company in connection with this Agreement or the transactions contemplated hereby, and other than Lazard, no Broker is entitled to any broker's, finder's or similar fee or other commission (each, a "Brokerage Fee") in connection therewith based on any agreement, arrangement or understanding with the Company or any action taken by it.

         Section 4.19 Environmental Matters. Except as set forth on Schedule
4.19,

                  (a) (i) there is and has been no Handling of Substances by any Acquired Company at, on, or from any Operating Site in material violation of any applicable Environmental Law or that could reasonably be expected to result in material liability to any Acquired Company under any Environmental Law, and (ii) to the Company's knowledge, there is and has been no Handling of Substances at, on, from any Operating Site, by any other Person that could reasonably be expected to result in material liability to any Acquired Company under any Environmental Law;

                  (b) (i) no underground tanks are or have been owned or operated by any Acquired Company, (ii) to the Company's knowledge, no underground storage tanks are or have been located on, in or under any Leased Property, and (iii) no PCBs or asbestos-containing materials are located on, in or under any Leased Property in a condition that is not in compliance with Environmental Laws;

                  (c) (i) no Acquired Company or any Stockholder has received written notice of any assertion by any Governmental Authority or other Person that any of them may be a potentially responsible party in connection with any Substance disposal site, and (ii) no Acquired Company or any Stockholder has received written notice of any pending or threatened claims by any Person against any Acquired Company under any Environmental Law;

                  (d) no Encumbrances have been, or are, imposed on any Acquired Company or any of the assets of any Acquired Company under any Environmental Law;

                  (e) each Acquired Company is in material compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by each Acquired Company of all Permits and other government authorizations required under any Environmental Law, and compliance with the terms and conditions thereof);

                  (f) no Acquired Company has entered into an agreement with any Person pursuant to which any Acquired Company has assumed responsibility for, either directly or indirectly (as guarantor or surety), or otherwise agreed to contribute to, the investigation, assessment or remediation of any conditions arising from or relating to the Handling of any Substance or Substances;

                  (g) to the Company's knowledge, there are no events, conditions or circumstances that would reasonably be expected to result in liability to any Acquired Company under any Environmental Law, except for such events, conditions or circumstance as would not, individually or in the aggregate, have a Material Adverse Effect; and

                  (h) the Company has delivered or otherwise made available for inspection to Buyer true, complete and correct copies and results of any material reports, studies, analyses, tests or monitoring possessed by any Acquired Company pertaining to Substances, on, in or under any Operating Site or regarding compliance with applicable Environmental Laws by any Acquired Company.

         Section 4.20 Employee Relations. To Company's knowledge, the employer-employee relations of each Acquired Company are satisfactory in all material respects. The employment practices of each Acquired Company have complied with all applicable plant closing and anti-discrimination laws including, without limitation, the Workers Adjustment and Retraining Notification Act, the Age Discrimination in Employment Act and the Americans with Disabilities Act and any similar laws of other applicable jurisdictions, other than such non-compliance that would not, individually or in the aggregate, result in a material liability. Schedule 4.20 sets forth a list of all legal proceedings or material claims (other than claims for benefits in the ordinary course or claims for benefits that are either reflected on the Balance Sheet or have been otherwise reserved on the Balance Sheet), actions or grievances pending between any Acquired Company and any director, officer, employee or agent of any Acquired Company.

         Section 4.21 Insurance. All material insurance policies (the "Insurance Policies") with respect to the property, assets, or business of the Acquired Companies are in full force and effect and all premiums due and payable thereon have been paid in full. Schedule 4.21 sets forth a list (including the name of the insurer, coverage and expiration date) of all such Insurance Policies. Except as disclosed on Schedule 4.21, there are no pending material claims under any Insurance Policy as to which the respective insurers have denied coverage. Except as disclosed on Schedule 4.21, the Company has not received a written notice of cancellation or non-renewal of any Insurance Policy.

         Section 4.22 Real Property. None of the Acquired Companies owns any real property. The Acquired Companies have leasehold interests in the real property specified on Schedule 4.22 (the "Leased Properties"). The Company and each of its Subsidiaries has valid leasehold interests in, all of its Leased Properties subject only to liens and encumbrances set forth on Schedule 4.22(a) and any other liens and encumbrances that, individually or in the aggregate, would not result in a Material Adverse Effect. The Company and each of its Subsidiaries have complied with the terms of all leases with respect to Leased Properties to which it is a party that are material to the conduct of the business of the Acquired Companies taken as a whole and under which it is in occupancy, except for such noncompliance that, individually or in the aggregate, would not result in a Material Adverse Effect, and all such leases are in full force and effect, except those leases the lapse of which, individually or in the aggregate, would not result in a Material Adverse Effect. Except as disclosed on
Schedule 4.22(b), no consent is required of any landlord or other third party to any lease to consummate the transactions contemplated by the Agreement or any Ancillary Agreement, and upon consummation of the transactions contemplated hereby and thereby, each lease will continue to entitle the Company to the use and possession of the real property specified in such lease and for the purposes for which such real property is now being used by the Company. Except as would not result in a Material Adverse Effect, with respect to each of the Leased
Properties: (a) each is in compliance with all applicable zoning ordinances, building codes, and other laws and regulations, including, without limitation, those relating to human health and the environment; (b) all mechanical systems (including without limitation, electrical, heating, air conditioning, and ventilation, plumbing and sewage) are in good condition and repair; (c) each has adequate public sanitary and storm sewers, public water facilities, electrical facilities, and gas facilities (collectively, the "Utilities") necessary to the operation of the Leased Properties; all such Utilities can be used without any special hook up charge; and all Utilities enter the Leased Properties either through adjoining public streets or within valid public or private easements; and (d) the Company has disclosed to the Buyer any defects known to them with respect to the physical condition and maintenance of the Leased Properties, and to their knowledge there are no facts or circumstances that adversely affect the Leased Properties or any portion thereof that has not been disclosed to the Buyer.

         Section 4.23 Transactions with Affiliates. Except as set forth in
Schedule 4.23 hereto or any other Schedule to this Agreement, and except for any employee or expense reimbursement related arrangements, there are no agreements, contracts or other arrangements between the Company or any Subsidiary, on the one hand, and any stockholder or any affiliate of any stockholder on the other hand, and neither the Company nor any Subsidiary will have any liability under any of such items after the Effective Time.

         Section 4.24 Books and Records. The Company has made and kept (and made available to the Buyer) its true, correct and complete books and records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Company (the "Books and Records"). The minute books of the Company made available to the Buyer accurately and adequately reflect all action previously taken by the Company stockholders, board of directors and committees of the board of directors of the Company. The copies of the stock book records of the Company made available to the Buyer in connection with the Buyer's due diligence are true, correct and complete, and accurately reflect all transactions effected in the Company's equity securities through and including the date hereof. The Company has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the Company's Books and Records.

         Section 4.25 Material Misstatements or Omissions. To the Company's knowledge, no representations or warranties by the Company in this Agreement, nor any document, exhibit, statement, certificate or schedule heretofore or hereafter furnished to Buyer pursuant hereto, or in connection with the transactions contemplated hereby, including without limitation the Schedules, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

         Section 4.26 Inventory. The Inventory of the Company is of a quality and quantity usable, salable or returnable in the ordinary course of Business without discount or reduction except in the ordinary course of Business consistent with past practices (excluding year-end inventory build-up related to LIFO recapture income). The quantities of the Company's Inventory are reasonable and warranted in the present and anticipated circumstances of its business. The values at which all Inventories are carried on the Balance Sheet reflect the historical Inventory valuation policy of the Company of stating such Inventories at the lower of cost or market on a LIFO basis, other than Inventories for the Company's Canadian distribution centers which are stated on a FIFO basis. The Company is not under any obligation or liability with respect to accepting returns of Inventory in the possession of its customers other than in the ordinary course of business consistent with past practice. No clearance or extraordinary sale of the Inventories has been conducted since the Balance Sheet Date, other than in the ordinary course of business consistent with past practice. The Company has not acquired or committed to acquire Inventory for sale which is not of a quality and quantity usable in the ordinary course of business within a reasonable period of time and consistent with past practice, nor has the Company changed the price of any Inventory except for (i) price reductions to reflect any reduction in the cost thereof to the Company, (ii) reductions and increases responsive to normal competitive conditions and consistent with the Company's past sales practices and (iii) increases to reflect any increase in the cost thereof to the Company.

         Section 4.27 Receivables. Except as reserved for on the Balance Sheet or set forth on Schedule 4.27, all receivables reflected on the Balance Sheet arose from, the sale of Inventory or services to Persons not affiliated with the Company and, to the Company's knowledge as of the date of this Agreement, are collectible in the ordinary course of business of the Company. Except as reserved against on the Balance Sheet, the receivables referred to in the preceding sentence as of the dates of such balance sheet constitute or will constitute, as the case may be, valid receivables, and are not subject to valid claims of set-off or other defenses or counterclaims other than normal cash discounts or credits for product returns in the ordinary course of business consistent with past practice.

         Section 4.28 Customers. Schedule 4.28 sets forth a list of the current top 20 customers of the Acquired Companies based on actual or projected annual revenues.

                                   ARTICLE V.
           REPRESENTATIONS AND WARRANTIES OF INDEMNIFYING STOCKHOLDERS

                  Each Indemnifying Stockholder severally, and not jointly, represents and warrants as of the date hereof and as of the Closing Date to Buyer and Buyer Sub as follows:

         Section 5.1 Authorization of Transaction; No Violation. The Indemnifying Stockholder has full power and authority to execute and deliver this Agreement and the Ancillary Agreements, as applicable, and to perform the Indemnifying Stockholder's obligations hereunder and thereunder. The Indemnifying Stockholder has the absolute and unrestricted right, power and authority to vote, sell, transfer and assign the Indemnifying Stockholder's shares of Common Stock. Neither the execution and delivery of this Agreement or the Ancillary Agreements by the Indemnifying Stockholder nor the consummation of the transactions contemplated hereby or thereby, nor compliance by the Indemnifying Stockholder with any of the terms or provisions hereof or thereof, will (i) violate, conflict with, or result or constitute a default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any agreement to which the Indemnifying Stockholder is a party or by which the Indemnifying Stockholder's property is bound, or (ii) impose any encumbrance on the shares of Common Stock owned by the Indemnifying Stockholder as set forth on Schedule 4.2(a).

         Section 5.2 Validity of Agreement. This Agreement and the Ancillary Agreements constitute a valid and binding obligation of the Indemnifying Stockholder and are enforceable against the Indemnifying Stockholder in accordance with their terms, except to the extent that enforcement thereof may be limited by or subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

         Section 5.3 Ownership and Delivery of Shares. The Indemnifying Stockholder is the sole beneficial holder and record holder of the shares of Common Stock owned by the Indemnifying Stockholder as set forth on Schedule 4.2(a) and has good and marketable title to such shares, free and clear of any and all covenants, conditions, restrictions, liens, security interests and claims, and has the sole and unrestricted right to vote such shares in respect of any matter submitted to the holders of such shares for a vote, including a vote to approve the transactions contemplated by this Agreement.

         Section 5.4 Brokerage. Other than by Lazard, there is no basis for any claim against the Company for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of such Indemnifying Stockholder.

                                  ARTICLE VI.
                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  Buyer and Buyer Sub represent and warrant to the Company as follows:

         Section 6.1 Organization. Each of Buyer and Buyer Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation, each with corporate power and authority to own its properties and carry on its business in all material respects as currently owned or conducted.

         Section 6.2 Binding Obligation. This Agreement has been duly and validly authorized by all required corporate action on the part of Buyer, Buyer Sub and their respective stockholders, and no other corporate proceedings on the part of Buyer or Buyer Sub are necessary to authorize this Agreement. This Agreement has been duly executed and delivered by Buyer and Buyer Sub and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes the legal, valid and binding obligation of Buyer and Buyer Sub, enforceable against Buyer and Buyer Sub in accordance with its terms, except to the extent that the enforceability thereof may be limited by: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors' rights and remedies; and (ii) general principles of equity.

         Section 6.3 No Defaults or Conflicts. The execution and delivery of this Agreement by Buyer and Buyer Sub and performance by Buyer and Buyer Sub of their respective obligations hereunder: (i) do not and, at the Effective Time, will not result in any violation of the charter of by-laws or other constituent documents of Buyer or Buyer Sub; and (ii) at the Effective Time, will not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of Buyer or Buyer Sub (except for such conflicts, breaches or defaults or liens, charges or encumbrances that would not adversely affect the consummation of the Merger) under: (A) any indenture, mortgage or loan or any other agreement or instrument to which the Buyer or Buyer Sub is party or by which either of them may be bound or to which any of their respective properties may be subject (excluding any agreement which limits the operations of Buyer or the Company after the Closing Date); or (B) any existing applicable law, rule, regulation, judgment, order or decree or any Governmental

Authority having jurisdiction over Buyer or Buyer Sub or any of their respective properties, other than filings, authorizations, consents or approvals whose failure to make or obtain would not adversely affect the consummation of the Merger.

         Section 6.4 No Governmental Authorization or Consents Required. Except for expiration or termination of the applicable waiting periods under, or receipt of approval under, the HSR Act, the Competition Act and the ICA and no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or Government Antitrust Authority is required to be obtained or made by Buyer or Buyer Sub in connection with the due execution and delivery by Buyer and Buyer Sub of this Agreement and the consummation by Buyer and Buyer Sub of the Merger as contemplated hereby; provided, however, that no representation or warranty is made with respect to authorizations, approvals, notices or filings with any Governmental Authority, Government Antitrust Authority or Canadian Investment Review Authority that, if not obtained or made, would not, individually or in the aggregate result in a Material Adverse Effect.

         Section 6.5 Brokers. Other than Deutsche Bank Securities Inc. ("Deutsche Bank"), no Broker has acted for or on behalf of Buyer or Buyer Sub in connection with this Agreement or the transactions contemplated hereby, and other than Deutsche Bank, no Broker is entitled to any Brokerage Fee in connection therewith based on any agreement, arrangement or understanding with Buyer or Buyer Sub or any action taken by Buyer or Buyer Sub.

         Section 6.6 Litigation. There is no claim, action, or legal proceeding pending or, to the Buyer's knowledge, threatened against Buyer or Buyer Sub before any Governmental Authority which questions the validity or legality of this Agreement or the transactions contemplated hereby or which seeks to prevent the consummation of the transactions contemplated hereby.

                                  ARTICLE VII.
                                    COVENANTS

         Section 7.1 Conduct of Business of any Acquired Company. From the date of this Agreement up to and including the Effective Time (unless this Agreement is terminated pursuant to Article X), the parties hereto covenant and agree as follows:

                  (a) Affirmative Covenants. Except as contemplated by this Agreement or as set forth on Schedule 7.1, during the period commencing on the date hereof and ending at the Effective Time, the Company shall and shall cause each of its Subsidiaries to:

                           (i) continue to conduct operations in the ordinary
and usual course of business;

                           (ii) use reasonable commercial efforts to maintain
its assets in customary repair, order and condition;

                           (iii) maintain its books, accounts and records
consistent with past practice and in accordance with the principles used in the preparation of the Financial Statements;

                           (iv) continue its historical practices with respect
to the maintenance and protection of Intellectual Property Rights;

                           (v) maintain commercially reasonable insurance
coverage with respect to its assets and properties and with respect to the conduct of its business;

                           (vi) use reasonable best efforts to keep available
the services of current officers, key employees and consultants of the Company and each Subsidiary; and

                           (vii) use reasonable best efforts to preserve the
current relationships of the Company and each Subsidiary with such of the customers, suppliers and other Persons with which the Company or any Subsidiary has significant business relations as is reasonably necessary to preserve substantially intact its business organization.

                  (b) Negative Covenants. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, the Company agrees that prior to the Effective Time the Company will not and will not permit any Subsidiary to (without the prior written consent of the Buyer):

                           (i) amend its certificate of incorporation or by-laws
or other equivalent organizational document;

                           (ii) authorize for issuance, issue, sell, pledge,
deliver or agree or commit to issue, sell, pledge or deliver (whether through the issuance or granting of any options, warrants, calls, subscriptions, stock appreciation rights or other rights or other agreements) any of its capital stock or any securities convertible into or exchangeable for shares of its capital stock;

                           (iii) split, combine or reclassify any shares of its
capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or purchase, prepay, redeem or otherwise acquire any shares of its own capital stock or any Indebtedness or debt security;

                           (iv) increase in any manner the compensation payable
or to become payable to any of its respective directors or officers, other than in the ordinary course of business or as required under any existing employment agreement, or adopt any new severance or termination payment policies for directors, officers or employees, or enter into any employment or severance agreement with or make any severance or termination payment to any director, officer or employee of the Company or a Subsidiary, other than as consistent with past practice;

                           (v) acquire any interest in any business or any
corporation, partnership, joint venture, association or other business organization or division thereof for consideration in excess of $200,000 (two hundred thousand dollars);

                           (vi) change the accounting methods or practices of
the Company, except insofar as required by changes in law or GAAP;

                           (vii) sell, assign, transfer, mortgage or otherwise
encumber or subject to any lien (other than Permitted Liens) or otherwise dispose of any of the properties or assets that are material to the Company and its Subsidiaries, taken as a whole, except in the ordinary course of business;

                           (viii) except with respect to Indebtedness incurred
in the ordinary course of business under the Company's existing credit facilities, incur any Indebtedness for borrowed money or guarantee any such Indebtedness of another Person;

                           (ix) enter into any new Material Contract, or amend,
cancel or terminate any Material Contract, other than in the ordinary course of business;

                           (x) waive or release any rights that are material to
the Acquired Companies, taken as a whole;

                           (xi) terminate or amend any Pension Plan, Welfare
Plan or Canadian Employee Plan listed on Schedule 4.17 or create any new Pension Plan, Welfare Plan or Canadian Employee Plan;

                           (xii) merge or consolidate with any other
corporation, association, partnership or joint venture, except in connection with a transaction permitted by Section 7.1(b)(iv);

                           (xiii) enter into any contract with a customer of the
Company obligating the Company to provide a loan, payment of cash (other than rack allowance payments not to exceed $2,500 per store per year) or the equivalent or guarantee of Indebtedness of such customer;

                           (xiv) enter into any loan, advance or guarantee of
Indebtedness with any director, officer, employee or stockholder of the Company, except advances for travel and expenses made in the ordinary course of business;

                           (xv) maintain inventory at levels or with product
mixes materially different than historical levels and mixes;

                           (xvi) make or change any election in respect of
Taxes, adopt or change any material accounting method in respect of Taxes, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement, settle or compromise any claim, notice, audit report or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                           (xvii) take any action that is likely to have a
Material Adverse Effect or delay materially the consummation of the transactions contemplated by the Agreement or the Ancillary Agreements;

                           (xviii) knowingly take or cause to be taken, or fail
to take or cause to be taken, any action that would cause the conditions to the obligations of the Buyer or the

Buyer Sub to consummate the transactions contemplated hereby to fail to be satisfied or fulfilled, including, without limitation, by taking or causing to be taken, or failing to take or cause to be taken, any action that would cause the representations and warranties made by the Company in Article IV hereof to fail to be true and correct as of the Closing;

                           (xix) fail to disclose promptly to Buyer in writing
any information set forth in the Schedules hereto which no longer is correct and any information of the nature of that set forth in the Schedules which arises after the date hereof and which would have been required to be included in the Schedules if such information had been obtained on the date hereof; or

                           (xx) agree or commit to do any of the foregoing.

         Section 7.2 Access to Information: Confidentiality.

                  (a) From the date hereof to the Effective Time, the Company shall, and shall cause each Subsidiary and each of their respective directors, officers, employees, accountants, consultants, legal counsel, advisors, agents and other representatives, during regular business hours and upon reasonable written request, to give Buyer and its authorized representatives, including counsel, consultants, accountants, auditors and agents, reasonable access to all books, records, offices and other facilities and properties of the Company and each Subsidiary and will cause its officers and those of the Subsidiaries to furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company or any Subsidiary as Buyer may from time to time reasonably request; provided, however, that any such access shall not interfere with the businesses or operations of the Company or any Subsidiary and that all contacts with the Company's employees will be initially coordinated with the Company's Chief Executive Officer or Chief Financial Officer.

                  (b) Any information provided to or obtained by Buyer pursuant to paragraph (a) above shall be "Confidential Information" under the Confidentiality Agreement, dated December 20, 2001, between the Company and Buyer (the "Buyer Confidentiality Agreement"), and shall be held by Buyer in accordance with and be subject to the terms of the Confidentiality Agreement, which terms shall be incorporated herein by reference.

                  (c) Except as may be required by applicable law or the rules of the applicable stock exchange, at any time from the date of this Agreement until and including the Effective Time, none of the parties hereto shall issue a press release or public announcement or otherwise make any disclosure concerning this Agreement or the transactions contemplated hereby or the business and financial affairs of the Company, without prior written approval by the other party hereto. If any public announcement is required by law or the rules of the applicable stock exchange to be made by any party hereto with respect to the Company or the transactions contemplated hereby at any time from the date of this Agreement until and including the Effective Time, prior to making such announcement such party will deliver a draft of such announcement to the other party and shall give the other party reasonable opportunity to comment thereon; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public announcement as may be required by law or the rules of the applicable stock exchange if it has used its reasonable best efforts to consult with the other party and to obtain the other party's consent but has been unable to do so in a timely manner.

                  (d) At Buyer's sole discretion and expense, Buyer and its representatives shall be entitled to conduct Phase I environmental assessments of each of the Company's facilities. To facilitate these assessments, the Company shall provide to Buyer and its representatives access to each of its facilities at all reasonable times. At Buyer's sole discretion and expense, Buyer and its representatives shall be entitled to conduct sampling of the soil, groundwater and surface water at the Operating Sites set forth on Schedule 7.2(d); provided that such sampling shall be completed, and a final report on the sampling provided to the Company, by June 1, 2002; and provided, further, that, to the extent any breach of the Company's representations and warranties in Article IV is identified in connection with such sampling, the Company shall have the right to cure such breach prior to Closing or to commit to cure such breach in a timely fashion after Closing.

         Section 7.3 Filings and Authorizations.

                  (a) Each of the parties hereto within five (5) Business Days of the date hereof, shall file or supply, or cause to be filed or supplied, all notifications and information required to be filed or supplied pursuant to the HSR Act in connection with the Merger and consummation of the other transactions contemplated hereby. Within five (5) Business Days of the date hereof, the Company shall provide Buyer with information reasonably requested by Buyer to identify any notifications and filings that Buyer may need, or considers appropriate or advisable, at Buyer's discretion, to make with a Government Antitrust Authority in Canada or Canadian Investment Review Authority in respect of any transaction contemplated by this Agreement. The Company shall provide Buyer, as promptly as reasonably practical, with any information that Buyer subsequently requests for the purposes of providing or complying with the requirements of any notification or filings or in connection with obtaining any authorizations, approvals, consents, rulings and waivers that Buyer may make with a Government Antitrust Authority in Canada or Canadian Investment Review Agency. Buyer and the Company shall, within thirteen (13) Business Days of the date hereof or such other period as Buyer and the Company may agree, promptly submit the appropriate notifications and filings required to be made by them, or which Buyer reasonably deems appropriate or advisable to make, with a Government Antitrust Authority in Canada or Canadian Investment Review Authority. Where Buyer elects to file a request for an ARC to the Government Antitrust Authority in Canada, Buyer may elect to subsequently file a notification in accordance with Part IX of the Competition Act (a "Notification") to such Authority at Buyer's sole discretion, and the Company shall file its portion of the Notification to such Authority within five (5) Business Days of being notified by Buyer of its decision to file the Notification.

                  (b) Each of the parties hereto, as promptly as practicable, shall

                           (i) make, or cause to be made, all such other filings
(including any filings required by the SEC) and submissions under laws, rules and regulations applicable to it, or to its subsidiaries and affiliates, as may be required for it to consummate the Merger and other transactions contemplated hereby in accordance with the terms of this Agreement;

                           (ii) use commercially reasonable efforts to obtain,
or cause to be obtained, all authorizations, approvals, consents and waivers from all Persons and Governmental Authorities necessary to be obtained by it, or its subsidiaries or affiliates, in order for it so to consummate such transactions; and

                           (iii) use commercially reasonable efforts to take, or
cause to be taken, all other actions necessary, proper or advisable in order for it to fulfill its obligations under this Agreement.

Notwithstanding the foregoing or any provision of this Agreement to the contrary, in no event shall any party hereto be obligated to (A) agree to, or proffer to, divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets (whether tangible or intangible) or any portion of the business of Buyer, the Company or any of their respective Subsidiaries, or (B) litigate any suit, claim, action, investigation or proceeding, whether judicial or administrative, (1) challenging or seeking to restrain or prohibit the consummation of the Merger; (2) seeking to prohibit or limit in any respect the ownership or operation by Buyer, the Company, or any of their respective affiliates of a material portion of the Company's business, or to require any such Person to dispose of or hold separate any portion of the Company's business as a result of the Merger; or (3) seeking to prohibit Buyer or any of its affiliates from effectively controlling in any respect all or any portion of the Company's business. Furthermore, notwithstanding the foregoing or any other provision of this Agreement to the contrary, Buyer shall have the sole discretion as to whether to enter into and, if so, the contents of, any undertaking(s) with the Minister under the ICA. The parties hereto shall coordinate and cooperate with one another in exchanging such information and supplying such reasonable assistance as may be reasonably requested by each in connection with the foregoing and each party will keep the other parties hereto apprised of the status of matters relating to completion of the transactions contemplated by the Agreement and the Ancillary Agreements.

                  (c) Each of Buyer and the Company agrees to share equally any fee required by a Governmental Authority (including a Government Antitrust Authority) in connection with a notification or filing, or in connection with obtaining any authorizations, approvals, consents, rulings and waivers.

         Section 7.4 [Intentionally Omitted]

         Section 7.5 Indemnification and Insurance.

                  (a) From and after the Effective Time, the Buyer shall cause the Surviving Corporation to and the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and each Subsidiary (each a "Covered Person") to the same extent, and under the same terms under which, such Covered Persons are indemnified as of the date of this Agreement by the Company pursuant to the Company's certificate of incorporation, Company bylaws and indemnification agreements, if any, in existence on the date of this Agreement with any officers, directors, employees or agents for acts or omissions occurring prior to the Effective Time.

                  (b) The Buyer shall cause the Surviving Corporation to keep in effect provisions in its certificate of incorporation and bylaws providing for exculpation of director liability, advancement of expenses prior to disposition of any Claim and indemnification of the Covered Persons, in each case to the fullest extent permitted under the DGCL, which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the right of indemnification of the Covered Persons. In addition, from and after the Effective Time, the Surviving Corporation shall comply with all indemnification agreements set forth on Schedule 4.15.

                  (c) For a period of exactly six (6) years after the Effective Time, the Buyer shall cause the Surviving Corporation to maintain in effect the current policies of directors and officers liability insurance maintained by the Company covering persons who are currently covered by the Company's directors and officers liability insurance policies with respect to actions or omissions occurring at or prior to the Effective Time; provided, that policies of at least the same coverage containing terms and conditions and the dollar value of coverage covering exclusively the persons who are currently covered by the Company's directors and officers liability insurance policies which are no less advantageous to the insureds may be substituted therefor; provided further, however, that the Surviving Corporation shall not be required to pay an annual insurance premium therefor in excess of 300% of the last annual premium paid prior to the date of this Agreement. In any case, there shall be no gap in coverage by directors and officers liability insurance at the Effective Time.

                  (d) The provisions of this Section 7.5 shall survive the consummation of the Merger and expressly are intended to benefit each of the Covered Persons.

         Section 7.6 Change of Control Put With Respect to the Notes. Within 30 days following the Effective Time, Buyer shall cause the Company to mail a notice to each holder of a Note advising such holder of its right to require the Company to repurchase all or a portion of such holder's Note at a price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of the repurchase, as required under the terms and conditions of the Indenture, dated September 27, 1996 between the Company and Bankers Trust Company, as Trustee (the "Indenture"). The Company will otherwise take all other actions required by the Indenture.

         Section 7.7 Financial Certificate. At the Effective Time, the Company shall deliver to Buyer a certificate, signed by an officer of the Company on behalf of the Company, setting forth the amount of the Transactions Fees. Such certificate shall be accurate in all respects.

         Section 7.8 No Solicitation. The Company shall not (and the Company will cause its officers, directors, employees, agents, affiliates and representatives, including investment bankers and attorneys, not to) directly or indirectly solicit or initiate any discussions or negotiations with, provide any information to, respond to any inquiries or proposals by or otherwise cooperate in any other way with, any Person, other than Buyer and its representatives, employees and agents, concerning a sale of all or a significant portion of the assets of the Company or any of its subsidiaries, or of any shares of capital stock of the Company or any merger, consolidation, liquidation, dissolution or similar transaction involving the Company or any subsidiary of the Company, or any sale, assignment, license or other transfer of the

Company's intellectual property rights or any other transaction that could have the effect of precluding or inhibiting the consummation of the Merger (all such transactions being referred to herein as "Proposed Competing Transactions"). The Company will immediately notify Buyer if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested with respect to any Proposed Competing Transaction and communicate to Buyer the identity of the prospective purchaser or soliciting party and the terms of any such inquiry or proposal.

         Section 7.9 FIRPTA Certificate. At or prior to the Closing, the Company shall have delivered to Buyer, as agent for the Company, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and in form and substance reasonably acceptable to Buyer along with written authorization for Buyer to deliver such notice form to the Internal Revenue Service on behalf of the Company upon the Closing of the Merger. If the Company fails to comply with this Section 7.9, Buyer's sole remedy for such noncompliance will be to withhold tax in accordance with Section 1445(a) of the Code from payments to any Stockholder that does not provide a certificate, in a form that satisfies the requirements of Treasury Regulation
Section 1.1445-2(b), stating that such Stockholder is not a "foreign person".

         Section 7.10 Financial Capability. In no event later than September 16, 2002, and at the Effective Time, the Buyer will have sufficient funds on hand to pay the Purchase Consideration and to repurchase the Notes, and will deliver a certificate to the Company to such effect, unless the failure to obtain sufficient funds is primarily caused by or results from (i) the failure of any of the conditions precedent to the obligations of Buyer and Buyer Sub as set forth in Article VIII, or (ii) the termination of this Agreement pursuant to
Section 10.1(a)(i), (iii) or (vi).

         Section 7.11 Best Efforts.

                  (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Company and the Buyer agrees to use its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, this Agreement, the Ancillary Agreements and the transactions contemplated by this Agreement. The Company and the Buyer will use their commercially reasonable best efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, Permits, or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any "put" right under any agreement) under any applicable Law or from any Governmental Authority or Person, including parties to loan agreements or other debt instruments, in connection with this Agreement, the Ancillary Agreements and the transactions contemplated by this Agreement, and (ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, Permits or authorizations. The Company shall use its commercially reasonable best efforts to cause the landlords of the Leased Properties to deliver to Buyer estoppel and non-disturbance agreements in substantially the form attached hereto as Exhibit E (the "Lease Estoppels") or in a form customary to the location of the Leased

Property which (i) states the amount of rent and term of the lease, (ii) represents that all rent and other payments due and payable to the landlord have been paid, (iii) represents that there is no default or event of default, (iv) represents that the landlord is not aware of any third party, environmental or other claims against the Company or the property, and, if necessary, (v) consents to any assignment or transfer of the lease pursuant to this Agreement or waives any default caused by the transactions contemplated by this Agreement. In the event that the Company does not obtain Lease Estoppels for any of the Leased Properties, the Indemnifying Stockholders shall indemnify Buyer for any Loss to Buyer or the Company as a result of any fact or condition related to clauses (i), (ii) or (iii) of the preceding sentence which should have been disclosed as an exception in such Lease Estoppel if it had been obtained (provided, however, that such indemnification obligation shall not be subject to the $1 million limit contained in Section 11.2(a)).

                  (b) The Company agrees to provide, and will cause its Subsidiaries and its and their respective officers and employees to provide, and will use its commercially reasonable best efforts to cause its accountants, attorneys and other representatives to provide, all necessary cooperation in connection with the arrangement of any financing to be consummated contemporaneous with the Closing, including financing in respect of this Agreement, the Ancillary Agreements and the transactions contemplated by this Agreement, including participation in meetings, due diligence sessions, road shows, the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including comfort letters and consents of accountants and legal opinions customarily delivered in connection with comparable financings, in each case as may be requested by the Buyer. Notwithstanding anything to the contrary in this Agreement, expenses incurred by the Company to fulfill its obligations set forth in this Section 7.11(b) shall not be Transaction Fees for purposes of any Purchase Consideration adjustment.

                  (c) The Buyer agrees to provide, and will cause its officers and employees to provide, all necessary cooperation to the Company in connection with the renewal or replacement of any insurance or bonds of the Company, including providing such financial information as the insurers or bond providers may require.

         Section 7.12 Books and Records. For a period of five (5) years from the Closing, the Buyer shall, and shall cause the Surviving Corporation to, provide to any former holder of Common Stock for the sole purposes of addressing tax issues relating to such holder's ownership of any securities of the Company and addressing indemnification claims made pursuant to Article XI, access to the books and records of the Company (only to the extent such books and records relate to the period prior to the Effective Time). Each such access to the books and records of the Company shall be given only upon reasonable advance written notice during regular business hours for the sole purpose of obtaining information for use as aforesaid and will permit such holder to make such extracts and copies thereof as may be necessary. Such holder of Common Stock shall reimburse the Company for the reasonable out-of-pocket expenses incurred by any of them in performing the covenants contained in this Section 7.12.

         Section 7.13 Fulfillment of Conditions by Buyer. Buyer shall not (i) knowingly take or cause to be taken, or fail to take or cause to be taken, any action that would cause the conditions to the obligations of the Company to consummate the transactions contemplated hereby to fail to be satisfied or fulfilled, including, without limitation, by taking or causing to be taken, or failing to take or cause to be taken, any action that would cause the representations and warranties made by Buyer in Article VI hereof to fail to be true and correct as of the Closing, or (ii) take any action that is likely to delay materially the consummation of the transactions contemplated by the Agreement or any Ancillary Agreement.

         Section 7.14 Execution of the Escrow Agreement. Buyer, Company and each of the Indemnifying Stockholders shall execute and deliver to each other on or before the Closing Date an Escrow Agreement in the form attached hereto as Exhibit D.



                                 ARTICLE VIII.
                             CONDITIONS PRECEDENT TO
                       OBLIGATIONS OF BUYER AND BUYER SUB

                  The obligation of Buyer and Buyer Sub under this Agreement to consummate the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of all of the following conditions, any one or more of which may be waived by Buyer and Buyer Sub:

         Section 8.1 Representations and Warranties Accurate. All representations and warranties of the Company and the Indemnifying Stockholders contained in Article IV and Article V shall be true and correct in all material respects (except those representations and warranties which are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of the Effective Time with the same force and effect as though made on and as of the Effective Time.

         Section 8.2 Performance. The Company shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by it prior to or on the Effective Time.

         Section 8.3 Certificates. Buyer or Buyer Sub shall have received (i) a certificate, dated as of the Effective Time, signed by an officer of the Company on behalf of the Company to the effect that the conditions set forth in Sections
8.1 and 8.2 have been satisfied and (ii) a certificate in the form attached hereto as Exhibit H dated as of the Effective Time, signed by the secretary of the Company on behalf of the Company.

         Section 8.4 HSR Act, Competition Act and ICA: Authorizations; Legal Prohibition.

                  (a) With respect to the transactions contemplated hereby, all applicable waiting periods under the HSR Act and the Canada Competition Act shall have expired or been terminated.

                  (b) Buyer shall have obtained all authorizations, approvals, consents, rulings and waivers, the lack of which prior to the Effective Time, under any applicable law, rule or regulation, would render illegal or prohibit the transactions contemplated by this Agreement, including, but not limited to, having received the following:

                           (i) provided that Buyer has submitted an application
for review under and in accordance with the ICA, the Minister responsible for the ICA has, or is deemed within the meaning of the ICA to have, provided notice that he is of the view that the transactions contemplated by this Agreement are "likely to be of net benefit to Canada" (a "net benefit ruling") under Sections 21 to 23 of and for the purposes of the ICA; and

                           (ii) either (x) Buyer shall have received an ARC or
(y) the Commissioner of Competition (the "Commissioner") shall have waived the obligation to notify and supply information pursuant to paragraph 113(c) of the Competition Act or Buyer and Company shall each have filed all notices and information required under Part IX of the Competition Act, and the applicable waiting period shall have expired, and in respect of (y) above, the Commissioner shall have confirmed in writing, on terms satisfactory to Buyer in its sole discretion, that his review of any transactions contemplated by this Agreement has been completed and that he has no grounds on which to apply for an order under Section 92 or Section 100 of the Competition Act and no investigation or inquiry shall be ongoing nor shall the Commissioner have threatened or otherwise indicated that he will commence an investigation or inquiry under Section 10 of the Competition Act.

                  (c) The Company shall have obtained or made all governmental authorizations, approvals, consents, waivers and filings, the lack of which prior to the Effective Time, under any applicable law, rule or regulation, would render illegal or otherwise prohibit the consummation of the Merger by the Company.

                  (d) At the Effective Time, there shall exist no injunction or other order issued by a court of competent jurisdiction which would prohibit the consummation of the Merger or the other transactions contemplated by this Agreement.

                  (e) No Governmental Authority shall have commenced or threatened in writing to commence any action seeking to restrain or prohibit, or to obtain damages in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

         Section 8.5 Escrow Agreement. The Company shall have delivered to Buyer the Escrow Agreement executed by the Company and each Indemnifying Stockholder bound by the Escrow Agreement.

         Section 8.6 Opinion of Counsel. The Company shall deliver executed copies of opinions of the Company's legal counsel, Paul, Weiss, Rifkind, Wharton & Garrison and Keesal, Young & Logan, dated as of the Closing Date, substantially the forms attached hereto as Exhibits F and G.

         Section 8.7 Consents. The Company shall have obtained (a) all consents required to be obtained under Sections 4.5 and 4.12 (other than the Leased Properties) as set forth on Schedule 4.5 and 4.12(b) and (b) consents to assignment or change of control (if necessary) for each of the Leased Properties used for distribution centers by the Company.

         Section 8.8 Bonds. The Company shall have purchased bonds with a term on the date that the bond is purchased equal to or greater than one year covering the State of California Cigarette and Tobacco Products Tax Bond requirement.

         Section 8.9 Deliveries. The Company shall have delivered executed copies of all Ancillary Agreements to which it is party and such other documents and items that Buyer may reasonably request (including, but not limited to, resignations executed by each of the Company's directors effective as of the Closing Date) .

                                  ARTICLE IX.
               CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

                  The obligation of the Company to consummate the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of all of the following conditions, any one or more of which may be waived by the Company:

         Section 9.1 Representations and Warranties Accurate. All representations and warranties of Buyer and Buyer Sub contained in Article VI shall be true and correct in all material respects (except those representations and warranties which are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of the Effective Time with the same force and effect as though made on and as of the Effective Time.

         Section 9.2 Performance by Others. Buyer and Buyer Sub shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by either of them prior to or on the Effective Time.

         Section 9.3 Certificate. The Company shall have received a certificate, dated the date of the Effective Time, signed by an officer of Buyer on behalf of the Buyer, to the effect that the conditions set forth in Sections 9.1 and 9.2 have been satisfied.

         Section 9.4 HSR Act, Competition Act and ICA: Authorization; Legal Prohibition.

                  (a) With respect to the transactions contemplated hereby, all applicable waiting periods under the HSR Act and the Canada Competition Act shall have expired or been terminated.

                  (b) Buyer shall have obtained all authorizations, approvals, consents, rulings and waivers, the lack of which prior to the Effective Time, under any applicable law, rule or regulation, would render illegal or prohibit the transactions contemplated by this Agreement, including, but not limited to, having received the following:

                           (i) provided that Buyer has submitted an application
for review under and in accordance with the ICA, the Minister responsible for the ICA has, or is deemed within the meaning of the ICA to have, provided notice that he is of the view that the transactions contemplated by this Agreement are "likely to be of net benefit to Canada" (a "net benefit ruling") under Sections 21 and 23 of and for the purposes of the ICA; and

                           (ii) either (x) Buyer shall have received an ARC or
(y) the Commissioner shall have waived the obligation to notify and supply information pursuant to paragraph 113(c) of the Competition Act or Buyer and the Company shall each have filed all notices and information required under Part IX of the Competition Act, and the applicable waiting period shall have expired, and in respect of (y) above, the Commissioner shall have confirmed in writing, on terms satisfactory to Buyer in its sole discretion, that his review of any transactions contemplated by this Agreement has been completed and that he has no grounds on which to apply for an order under Section 92 or Section 100 of the Competition Act and no investigation or inquiry shall be ongoing nor shall the Commissioner have threatened or otherwise indicated that he will commence an investigation or inquiry under Section 10 of the Competition Act.

                  (c) The Company shall have obtained or made all governmental authorizations, approvals, consents, waivers and filings, the lack of which prior to the Effective Time, under any applicable law, rule or regulation, would render illegal or otherwise prohibit the consummation of the Merger by the Company.

                  (d) At the Effective Time, there shall exist no injunction or other order issued by a court of competent jurisdiction which would prohibit consummation of the Merger.

                                   ARTICLE X.
                                   TERMINATION

         Section 10.1 Termination.

                  (a) This Agreement may be terminated on or prior to the Effective Time as follows:

                           (i) by the mutual written consent of Buyer and the
Company;

                           (ii) by the Company, if the Buyer or Buyer Sub has
breached any material representation, warranty, covenant or agreement contained in this Agreement, which breach cannot reasonably be, or is not, cured by the Effective Time;

                           (iii) by the Buyer, if the Company has breached any
material representation, warranty, covenant or agreement contained in this Agreement which would have a Material Adverse Effect, and which breach cannot reasonably be, or is not, cured by the Effective Time;

                           (iv) by the Company, if the Closing Date shall not
have occurred on or before September 18, 2002, for any reason other than the failure of the Company to perform its obligations hereunder;

                           (v) by the Buyer, if the Closing Date shall not have
occurred on or before September 18, 2002, for any reason other than the failure of Buyer or Buyer Sub to perform their respective obligations hereunder; or

                           (vi) by the Buyer or the Company if any Governmental
Authority shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties shall have used their reasonable efforts to resist, resolve or lift, as applicable) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable.

                  (b) The termination of this Agreement shall be effectuated by the delivery by the party terminating this Agreement to the other party of a written notice of such termination. If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in
Section 10.2.

         Section 10.2 Survival After Termination. If this Agreement is terminated in accordance with Section 10.1 hereof and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and of no further force and effect, and none of the parties hereto shall have any liability in respect of a termination of this Agreement, except to the extent that failure to satisfy the conditions of Articles VIII or IX results from the violation by such party of this Agreement or the provisions of any agreement made or to be made pursuant to this Agreement; provided, however, that Sections 7.2(b) and (c) hereof and Section 12.2 hereof shall survive the termination of this Agreement.

                                  ARTICLE XI.
                         INDEMNIFICATION AND TAX MATTERS

         Section 11.1 Obligations to Indemnify. The Indemnifying Stockholders shall indemnify and hold harmless Buyer and Buyer Sub and their respective directors, officers, employees, affiliates, successors and assigns (collectively, the "Indemnified Persons") from and against any and all losses, lawsuits, liabilities, damages, deficiencies, demands, claims, actions, judgments or causes of action, assessments, costs, all amounts paid in investigation, defense or settlement of any of the foregoing and expenses (including, without limitation, interest and reasonable attorneys' fees and disbursements) (collectively, "Losses") based upon or arising out of any inaccuracy in, or any breach of, any representation, warranty, covenant or agreement of the Company or the Indemnifying Stockholders (it being agreed that for purposes of such right to indemnification, the representations and warranties of the Company and the Indemnifying Stockholders shall be deemed not qualified by any reference therein to materiality generally or whether or not any breach could result or could reasonably be expected to result in a Material Adverse Effect), contained in the Merger Agreement or in any document or other papers delivered by or on behalf of the Company pursuant thereto.

         Section 11.2 Limitations. The indemnification provided for in this
Article XI shall be subject to the following limitations, each of which shall be effective independently of the others:

                  (a) the Indemnifying Stockholders shall have no liability and no obligation to indemnify the Buyer or Buyer Sub for any Losses unless and until the Indemnifying Stockholders' aggregate indemnity obligations hereunder with respect to the Losses shall exceed $1,000,000 (one million dollars), whereupon the Buyer or the Buyer Sub shall be entitled to receive indemnification for the amount of Losses in excess of $1,000,000 and provided that the maximum amount the Buyer and the Buyer Sub may recover, in the aggregate, for Losses is $15,000,000;

                  (b) during the Escrow Period (as defined in the Escrow Agreement attached as Exhibit D hereto) the Buyer's and Buyer Sub's sole recourse with respect to recovery of any amounts payable hereunder or otherwise for Losses, and the Indemnifying Stockholders' sole liability therefor, shall be limited to the assets in the Escrow Account ("Escrow Assets") and any such recovery shall be made in accordance with the procedures set forth in the Form of Escrow Agreement, attached to this Agreement as Exhibit D;

                  (c) if at any time during the Escrow Period the amount of any payment required to be made by the Escrow Agent to the Buyer or Buyer Sub exceeds the Escrow Assets, the Escrow Agent shall distribute to the Buyer or Buyer Sub, all of the remaining Escrow Assets;

                  (d) after termination of the Escrow Period, the Indemnifying Stockholders shall have no liability and no obligation to indemnify the Buyer or Buyer Sub for any Losses; and

                  (e) notwithstanding the provisions of Section 11.2(a), (b),
(c) or (d), there shall be no limit on the recovery of Losses by Buyer or Merger Sub for (i) common law claims of fraud or (ii) breaches of the representations and warranties set forth in Section 4.2(a) (Capitalization), Section 5.1 (Authorization of the Transaction) and 5.3 (Ownership and Delivery of Shares), provided, however, that each Indemnifying Stockholder shall not be liable for amounts in excess of that portion of the Purchase Consideration paid or payable to such Indemnifying Shareholder.

         Section 11.3 Notice of Claims; Valid Claims.

                  (a) Any Indemnified Person seeking indemnification hereunder shall, within the relevant limitation period provided for in Section 12.4, give to the Stockholder Representative (the "Indemnitor") with a copy to each Indemnifying Stockholder and a copy to the Escrow Agent, a notice (a "Claim Notice") describing in reasonable detail the facts giving rise to a claim for indemnification (a "Claim") hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any agreement, certificate or instrument executed pursuant hereto or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; and provided further, that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

                  (b) The Indemnitor shall have thirty (30) days after the giving of any Claim Notice pursuant hereto to (i) agree to the amount set forth in the Claim Notice and to direct the Escrow Agent to pay such amount from the Escrow Amount (subject to the limitations set forth in Section 11.2) to such Indemnified Person in immediately available funds, or (ii) to provide such Indemnified Person and the Escrow Agent with notice that it disagrees with the Claim or the amount or method of determination set forth in the Claim Notice (the "Dispute Notice"). Within fifteen (15) days after the giving of the Dispute Notice, representatives of Indemnitor and such Indemnified Person shall negotiate in a bona fide attempt to resolve the matter. In the event that the controversy is not resolved within thirty (30) days of the giving of the Dispute Notice, the Indemnified Person may pursue its Claim by any means allowed by law.

                  (c) A Claim shall be determined to be valid (i) if the Indemnitor agrees to the amount set forth in the Claim Notice; (ii) if the Indemnified Person and the Escrow Agent do not timely receive a Dispute Notice from the Indemnitor; (iii) if the Indemnitor and Indemnified Person mutually agree upon an amount to settle the Claim; or (iv) upon the Escrow Agent's receipt of a final, non-appealable judgment, order or decree of the court or other judicial body or arbitrator or panel of arbitrators of competent jurisdiction that decided the underlying claim with respect to such amount that indicates whether the Indemnified Person is entitled indemnification with regard to such Claim. Once a Claim is determined to be valid, the Indemnified Person shall provide written notice (the "Resolved Dispute Notice") to the Escrow Agent and the Indemnitor. Within five (5) Business Days after receipt of the Resolved Dispute Notice, the Escrow Agent shall distribute to the Indemnified Person an amount in cash equal to the Claim (subject to the limitations set forth in Section 11.2).

         Section 11.4 Third Person Claims. If a claim (including a claim by a Governmental Authority with respect to Taxes) by a third Person is made against an Indemnified Person, and if such party intends to seek indemnity with respect thereto under this Article XI, such Indemnified Person shall promptly notify the Indemnitor and the Escrow Agent in writing of such claims, setting forth such claims in reasonable detail and, in the case of Taxes, including copies of any notice or other document received from any Tax authority in respect of such asserted Tax liability. The Indemnitor shall have thirty (30) days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Person shall cooperate with it in connection therewith; provided that the Indemnified Person may participate in such settlement or defense through counsel chosen by such Indemnified Person and paid at its own expense and provided further that, if in the opinion of counsel for such Indemnified Person there is a reasonable likelihood of a conflict of interest between the Indemnitor and the Indemnified Person, the Indemnitor shall be responsible for reasonable fees and expenses of one counsel to such Indemnified Person in connection with such defense. So long as the Indemnitor is reasonably contesting any such claim in good faith, the Indemnified Person shall not pay or settle any such claim without the consent of the Indemnitor. If the Indemnitor does not notify the Indemnified Person within thirty (30) days after receipt of the Indemnified Person's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Person shall have the right to undertake, at Indemnitor's cost, risk and expense, the defense, compromise or settlement of the claim but shall not thereby waive any right to indemnity therefore pursuant to this Agreement. The Indemnitor shall not, except with the consent of the Indemnified Person, enter into any settlement that does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Indemnified Persons of an unconditional release from all liability with respect to such claim or consent to entry of any judgment

         Section 11.5 Tax Matters.

                  (a) Pre-Closing Periods. Buyer shall prepare or cause to be prepared (on a basis consistent with past practice) and file or cause to be filed all Tax Returns for the Acquired Companies for all Tax periods ending on or prior to the Closing Date ("Pre-Closing Periods") which are filed after the Closing Date. To the extent that the Indemnifying Stockholders may have liability with respect to such Returns, Buyer (i) shall deliver all such Tax Returns to the Stockholder Representative for a review at least fifteen (15) days prior to the filing date of any such Tax Return (in cases involving Tax Returns not relating to income taxes, if it is impracticable to deliver such Tax Returns 15 days prior to the filing thereof, such Tax Returns shall be delivered to the Stockholder Representative as far prior to the filing thereof as is practicable); (ii) shall permit the Stockholder Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing; and (iii) shall make such revisions to such Tax Returns as are reasonably requested by the Stockholder Representative. Buyer shall be reimbursed out of the Escrow Assets for any Taxes of the Acquired Companies with respect to such periods within fifteen (15) days after payment by the Buyer or any of the Acquired Companies of such Taxes, except to the extent that such Taxes are reflected in the reserves for Tax Liability (excluding any reserves for deferred Taxes to the extent such reserves are established to reflect timing differences between book and Tax income) shown on the face of the Balance Sheet (rather than in any notes thereto) as adjusted for operations through the Closing Date in accordance with the Acquired Companies' past custom and practice (the "Tax Reserves"); provided, however, that the reimbursement provided for in this Section 11.5(a) shall be treated as a Loss and shall be subject to the limitations set forth in Section 11.2 and to the relevant limitation period provided for in Section 12.4; and provided, further, that with respect to Taxes of the Acquired Companies for the taxable year that ends on the Closing Date, Buyer shall not be reimbursed for any Taxes attributable to LIFO recapture income.

                  (b) Straddle Periods. Buyer shall prepare or cause to be prepared (on a basis consistent with past practice) and file or cause to be filed any Tax Returns of the Acquired Companies with respect to any period beginning before the Closing Date and ending after the Closing Date (a "Straddle Period"), and shall pay or cause to be paid all Taxes due with respect to such Tax Returns. To the extent that the Indemnifying Stockholders may have liability with respect to such Returns, Buyer (i) shall deliver each such Tax Return to the Stockholder Representative for review at least fifteen (15) days prior to the filing date of any such Tax Return (in cases involving Tax Returns not relating to income taxes, if it is impracticable to deliver such Tax Returns 15 days prior to the filing thereof, such Tax Returns shall be delivered to the Stockholder Representative as far prior to the filing thereof as is practicable); (ii) shall permit the Stockholder Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing; and (iii) shall make such revisions to such Tax Returns as are reasonably requested by the Stockholder Representative, provided that such revisions relate to the portion of the Straddle Period that ends on the Closing Date. Buyer shall be reimbursed out of the Escrow Assets within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Straddle Period ending on the Closing Date, except to the extent such Taxes are reflected in the Tax Reserves; provided, however, that the reimbursement provided for in this Section 11.5(a) shall be treated as a Loss and shall be subject to the limitations set forth in Section 11.2 and to the relevant limitation period provided for in Section 12.4. For purposes of the preceding sentence, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the portion of such Straddle Period ending on the Closing Date shall: (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the

Straddle Period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date; and provided, further, that with respect to Taxes of the Acquired Companies for a Straddle Period, Buyer shall not be reimbursed for any Taxes attributable to LIFO recapture income.

                  (c) Tax Refunds. The Buyer shall pay into the Escrow Account all refunds or credits of Taxes received by the Buyer or the Acquired Companies after the Closing Date and prior to one year after the Effective Time, but only to the extent that such refunds or credits are both (i) attributable to Taxes for a Pre-Closing Period or the portion of a Straddle Period that ends on the Closing Date and (ii) not attributable to any Taxes related to LIFO recapture income for either a Straddle Period or the taxable year that ends on the Closing Date.

                  (d) Cooperation on Tax Matters.

                           (i) Buyer, the Company, and the Indemnifying
Stockholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The parties agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or the Stockholder Representative, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any Taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the non-requesting party shall allow the other party to take possession of such books and records, excluding for all such purposes under this Section 11.5 any personal Tax Returns and personal financial records.

                           (ii) Buyer and the Indemnifying Stockholders further
agree, upon reasonable request of the other party, to use their commercially reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                  (e) Tax Treatment of Indemnity Payments. It is the intention of the parties hereto that any payment under Section 11.1 or 11.5 shall be treated as an adjustment to the Purchase Price for federal, state, provincial, local and foreign income tax purposes and the parties agree to file their Tax Returns accordingly.

                                  ARTICLE XII.
                                  MISCELLANEOUS

         Section 12.1 Expenses. Except as otherwise specifically provided herein, if the Merger is not consummated, Buyer and Buyer Sub, on the one hand, and the Company, on the other hand, shall each bear their respective direct and indirect expenses and fees incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, expenses and fees incurred in connection with legal counsel, accountants and financial advisors, except that any filing fees payable pursuant to the HSR Act shall be paid 50% by the Indemnifying Stockholders on the one hand and 50% by Buyer on the other hand.

         Section 12.2 Liquidated Damages. In the event this Agreement is terminated by the Company pursuant to Section 10.1(a)(ii), and provided that at the time of such termination the Buyer shall not otherwise be entitled to terminate this Agreement pursuant to Section 10.1, then the Buyer shall promptly, but in no event later than two days after the date of such termination or failure to close, pay the Company a fee of $18,000,000 (eighteen million dollars) by wire transfer of same day funds to an account designated in writing by the Company to the Buyer. The parties agree that such fee shall represent liquidated damages and not a penalty. The parties further agree that the agreements contained in this Section 12.2 are an integral part of the transactions contemplated by this Agreement and are an inducement to the Company to enter into this Agreement. The parties also acknowledge that the precise damages to the Company in such an event would be difficult or impossible to calculate and expressly agree that $18,000,000 is a fair and reasonable estimate of those damages. The Company shall have no right to any other remedy for any breach of any representation, warranty or covenant by Buyer or Buyer Sub contained in this Agreement.

         Section 12.3 Amendment. This Agreement shall not be amended or modified except by a writing duly executed by all of the parties hereto.

         Section 12.4 Survival of Covenants and Representations and Warranties. All representations, warranties, covenants and agreements contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall terminate exactly one year after the Effective Time, provided, however, that (a) the representations and warranties set forth in Section 4.2(a) (Capitalization), Section 5.1 (Authorization of the Transaction) and 5.3 (Ownership and Delivery of Shares) shall survive in perpetuity, and provided further that those with respect to claims by any third party beneficiary under
Section 7.5 hereof shall terminate upon the completed performance by the Buyer, Buyer Sub and the Surviving Corporation of all of their respective obligations under such provision. If written notice of a claim has been given to an indemnifying party prior to the expiration of the applicable representation, warranty, covenant or agreement by a party in whose favor such representation, warranty, covenant or agreement was made, the relevant representation, warranty, covenant or agreement shall survive as to such claim, until the claim has been finally resolved.

         Section 12.5 Entire Agreement. This Agreement including the Schedules attached hereto which are deemed for all purposes to be part of this Agreement, the Exhibits hereto and the other documents delivered pursuant to this Agreement, and the Buyer Confidentiality Agreement and the Company Confidentiality

Agreement, contain all of the terms, conditions and representations and warranties agreed upon or made by the parties relating to the subject matter of this Agreement and the businesses and operations of the Company and its Subsidiaries and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their representatives, oral or written, respecting such subject matter.

         Section 12.6 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

         Section 12.7 Interpretation. Any statute, regulation, or other law defined or referred to herein (or in any agreement or instrument that is referred to herein) means such statute, regulation or other law as, from time to time, may be amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a person are also references to its predecessors and permitted successors and assigns.

         Section 12.8 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been delivered when delivered by hand or sent by facsimile (with receipt confirmed), or if delivered by courier shall be deemed given on the close of business on the second Business Day following the day when deposited with an overnight courier or the close of business on the fifth Business Day when deposited in the United States mail, postage prepaid, certified or registered addressed to the party at the address set forth below, with copies sent to the persons indicated:

                            If to the Buyer or Buyer Sub, to it at:

                                 Fleming Companies, Inc.
                                 1945 Lakepointe Drive
                                 Lewisville, Texas 75057
                                 Attention: Carlos M. Hernandez, Esq.
                                 Facsimile Number: (972) 906-1494

                            With a copy to:

                                 Latham & Watkins
                                 505 Montgomery Street, Suite 1900
                                 San Francisco, California 94111
                                 Attention: John M. Newell, Esq.
                                 Facsimile Number: (415) 395-8095

                            If to the Company, to it at:

                                 Core-Mark International, Inc.
                                 395 Oyster Point Blvd., Suite 415
                                 South San Francisco, California 94080
                                 Attention: Robert A. Allen
                                 Facsimile: (650) 589-4010

                            With a copy to:

                                 Paul, Weiss, Rifkind, Wharton & Garrison
                                 1285 Avenue of the Americas
                                 New York, New York 10019-6064
                                 Attention: Richard S. Borisoff, Esq.
                                 Facsimile Number: (212) 757-3990

                            If to Jupiter Partners L.P. or to the Stockholder Representative, to it at:

                                 Jupiter Partners L.P.
                                 30 Rockefeller Plaza
                                 Suite 4525
                                 New York, New York 10112
                                 Attention: Mr. John A. Sprague
                                 Facsimile Number: (212) 332-2828

                            If to Indemnifying Stockholders, to them at their address set forth under such Indemnifying Stockholder's name on the signature page hereto.

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 12.8.

         Section 12.9 Severability. If any provision of this Agreement, or the application thereof to any Person or circumstance, is invalid or unenforceable in any jurisdiction, (i) a substitute and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable in such jurisdiction, the intent and purpose of the invalid or unenforceable provision; and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability of such provision affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

         Section 12.10 Waiver. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

         Section 12.11 Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion. Any purported assignment without such prior written consents shall be void.

         Section 12.12 No Third Party Beneficiary. Except as expressly provided in Section 7.5 (Indemnification and Insurance), nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a party or a permitted assignee of a party to this Agreement.

         Section 12.13 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

         Section 12.14 Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to the principles of conflict of laws thereof, except that the Merger shall be governed by the DGCL.

                  IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                                      CORE-MARK INTERNATIONAL, INC.
                                      a Delaware corporation


                                      By:  /s/  Robert A. Allen
                                           -------------------------------------

                                      Name:  Robert A. Allen
                                             -----------------------------------

                                      Title:  President and Chief Executive
                                                Officer
                                              ----------------------------------


                                      FLEMING COMPANIES, INC.
                                      an Oklahoma corporation


                                      By:  /s/  Neal J. Rider
                                           -------------------------------------

                                      Name:  Neal J. Rider
                                             -----------------------------------

                                      Title:  Executive Vice President, Chief
                                              Financial Officer
                                              ----------------------------------


                                      PLATFORM CORPORATION
                                      a Delaware corporation


                                      By:  /s/  Carlos M. Hernandez
                                           -------------------------------------

                                      Name:  Carlos M. Hernandez
                                             -----------------------------------

                                      Title:  Secretary
                                              ----------------------------------

                                      INDEMNIFYING STOCKHOLDERS:


                                      JUPITER PARTNERS L.P.,
                                      By Ganymede L.P., its General Partner
                                           By Europa L.P., its General Partner


                                               By: /s/  John A. Sprague
                                                  ------------------------------
                                               Name:    John A. Sprague
                                               Title:   General Partner


                                      By:  /s/  Robert A. Allen
                                         ---------------------------------------
                                      Robert A. Allen
                                      395 Oyster Point Blvd., Suite 415
                                      South San Francisco, California  94080
                                      Contact Number: (650) 589-9445


                                      By: /s/  Leo F. Korman
                                          --------------------------------------
                                      Leo F. Korman
                                      395 Oyster Point Blvd., Suite 415
                                      South San Francisco, California  94080
                                      Contact Number: (650) 589-9445


                                      By: /s/  Basil P. Prokop
                                          --------------------------------------
                                      Basil P. Prokop
                                      395 Oyster Point Blvd., Suite 415
                                      South San Francisco, California  94080
                                      Contact Number: (650) 589-9445


                                      By: /s/  Gary L. Walsh
                                          --------------------------------------
                                      Gary L. Walsh
                                      48 River Rock Road
                                      Sheridan, Wyoming 82801
                                      Contact Number:  (307) 673-5708

                                      By:   /s/  J. Michael Walsh
                                         ---------------------------------------
                                      J. Michael Walsh
                                      395 Oyster Point Blvd., Suite 415
                                      South San Francisco, California  94080
                                      Contact Number: (650) 589-9445


                                      By:  /s/  Leo Granucci
                                         ---------------------------------------
                                      Leo Granucci
                                      12550 Apple Orchard Lane
                                      Nevada City, California 95959
                                      Contact Number: (530) 477-1614


                                      STOCKHOLDER REPRESENTATIVE

                                      JUPITER PARTNERS L.P.,
                                      By Ganymede L.P., its General Partner
                                           By Europa L.P., its General Partner


                                               By: /s/  John A. Sprague
                                                   -----------------------------
                                               Name:    John A. Sprague
                                               Title:   General Partner

                                    SCHEDULES


Schedule 1.1        Company's Knowledge
Schedule 4.2(a)     Capitalization
Schedule 4.2(b)     Certain Outstanding Contractual Obligations
Schedule 4.3(a)     Active and Inactive Subsidiaries
Schedule 4.3(b)     Liens on Subsidiaries
Schedule 4.5        Defaults or Conflicts
Schedule 4.6        Governmental Authorizations or Consents Required
Schedule 4.7        Permitted Encumbrances
Schedule 4.8(a)     Intellectual Property Rights
Schedule 4.8(b)     Encumbrances on Intellectual Property
Schedule 4.11(a)    Absence of Material Adverse Effect
Schedule 4.11(b)    Certain Changes or Events
Schedule 4.12(a)    Material Contracts
Schedule 4.12(b)    Material Contract Defaults; Waiver or Consent Requirements
Schedule 4.12(c)    Continuation of Material Contracts
Schedule 4.13(a)    Litigation
Schedule 4.13(b)    Litigation
Schedule 4.14       Taxes
Schedule 4.16(a)    Employment Matters
Schedule 4.16(b)    Collective Bargaining Agreements
Schedule 4.17(a)    Employee Benefit Plans
Schedule 4.17(c)    Funding of Pension Plans
Schedule 4.17(d)    Contingent Liability with respect to Multiemployer Plans
Schedule 4.17(e)    Canadian Employee Plans
Schedule 4.17(f)    Employee Benefit Plans affected by the Merger
Schedule 4.19       Environmental Matters
Schedule 4.20       Employee Relations
Schedule 4.21       Insurance
Schedule 4.22       Real Property
Schedule 4.22(a)    Encumbrances on Leased Property
Schedule 4.22(b)    Landlord Consents
Schedule 4.23       Transactions with Affiliates
Schedule 4.27       Receivables
Schedule 4.28       Customers
Schedule 7.1        Exceptions to Affirmative Covenants
Schedule 7.2(d)     Operating Sites

                                    EXHIBITS


Exhibit A-1       Form of Non-Compete Agreement

Exhibit A-2       Form of Non-Compete Agreement

Exhibit B         Surviving Corporation Certificate

Exhibit C         Surviving Corporation By-laws

Exhibit D         Form of Escrow Agreement

Exhibit E         Form of Lease Estoppel

Exhibit F         Form of Opinion of Paul, Weiss, Rifkind, Wharton & Garrison

Exhibit G         Form of Opinion of Keesal, Young & Logan

Exhibit H         Secretary's Certificate

                                   EXHIBIT A-1
                              NON-COMPETE AGREEMENT


                  This Non-Compete Agreement (the "Non-Compete Agreement"), dated as of April 23, 2002, is entered into by Fleming Companies, Inc., an Oklahoma corporation ("Buyer") and __________, an individual (the
"Stockholder").

                                    RECITALS

                  A. The Stockholder is a stockholder of Core-Mark International, Inc. (the "Company"). The Company and the Stockholder have been engaged primarily in the wholesale distribution of packaged consumer products to the convenience retail industry (the "Company Business").

                  B. Pursuant to an Agreement and Plan of Merger dated as of April 23, 2002 (the "Merger Agreement") by and among Buyer, Platform Corporation ("Buyer Sub"), the Company and the stockholders of the Company, Buyer is acquiring all of the outstanding stock of the Company in connection with the merger of Buyer Sub with and into the Company.

                  C. The Stockholder acknowledges and agrees that this Non-Compete Agreement is a material inducement to Buyer entering into the Merger Agreement and that if Stockholder competes with Buyer or the Company, Buyer will be deprived of the benefits it has bargained for pursuant to this Non-Compete Agreement and the Merger Agreement. But for the Stockholder's entry into this Non-Compete Agreement, Buyer would not have entered into the Merger Agreement.

                  D. The Stockholder has obtained the advice of counsel in connection with negotiating and executing this Non-Compete Agreement.

                                    AGREEMENT

                  NOW THEREFORE, as a material inducement to Buyer to acquire the Company in accordance with the terms and conditions of the Merger Agreement, the parties hereby agree as follows:

                  1. Defined Terms. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Merger Agreement.

                  2. Covenant Not To Compete. For a period of three years from the Effective Time (the "Non-Competition Period"), the Stockholder shall not, directly or indirectly, own, manage, join, operate or control, or participate in the ownership, management, operation or control of, or be engaged as a director, officer, employer, employee, partner, consultant or independent contractor with, or permit the Stockholder's name or intellectual property to be used by or in connection with, any corporation, partnership, limited liability company, sole proprietorship or unincorporated business (whether or not for profit) which directly or indirectly competes with the Company Business as currently conducted within the Noncompetition Territory; it being understood that the foregoing shall not limit the Stockholder from making passive investments consisting of less than 1% of the outstanding equity securities in any entity listed for trading on a national stock exchange or quoted on any recognized automatic quotation system. "Noncompetition Territory" shall mean:

         (a) each and every county in California, including, without limitation, the following counties: Alameda, Alpine, Amador, Butte, Calaveras, Colusa, Contra Costa, Del Norte, El Dorado, Fresno, Glenn, Humboldt, Imperial, Inyo, Kern, Kings, Lake, Lassen, Los Angeles, Madera, Marin, Mariposa, Mendocino, Merced, Modoc, Mono, Monterey, Napa, Nevada, Orange, Placer, Plumas, Riverside, Sacramento, San Benito, San Bernardino, San Diego, San Francisco, San Joaquin, San Luis Obispo, San Mateo, Santa Barbara, Santa Clara, Santa Cruz, Shasta, Sierra, Siskiyou, Solano, Sonoma, Stanislaus, Sutter, Tehama, Trinity, Tulare, Tuolumne, Ventura, Yolo, Yuba; and

         (b) all other areas in which the Company Business is currently conducted and anywhere else in the United States of America or Canada.

                  3. Covenant Not to Solicit; No Hire. During the Non-Competition Period, the Stockholder shall not solicit for employment or hire, or solicit for retention or retain as director, officer, employee, partner, consultant, independent contractor or otherwise, any person who at any time during the Non-Competition Period was employed (including any individual who served as a consultant or independent contractor or otherwise and who effectively operated as an employee) by the Company or one of its Subsidiaries. During the Non-Competition Period, the Stockholder shall not hire, or attempt to hire, or retain or attempt to retain as director, officer, employee, partner, consultant, independent contractor or otherwise, any person who at any time during the Non-Competition Period was employed (including any individual who served as a consultant or independent contractor or otherwise and who effectively operated as an employee) by the Company or one of its Subsidiaries.

                  4. Customer Non-Interference. During the Non-Competition Period, the Stockholder will not, directly or indirectly, either for himself or any other Person (as defined in the Merger Agreement), induce or attempt to induce any customer, supplier, licensee, or business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of the Company.

                  5. Customer Non-Solicitation. During the Non-Competition Period, the Stockholder will not, directly or indirectly, either for himself or any other Person, solicit the business of any Person known to the Stockholder to be a customer of the Company, whether or not the Stockholder had personal contact with such Person, with respect to products or activities which compete in whole or in part with the products or activities of the Company Business.

                  6. No Disparagement. During the Non-Competition Period, the Stockholder agrees that the Stockholder will not, and will use reasonable efforts to ensure that the Stockholder's agents do not, take any action or make or publish any statement, whether oral or written, which disparages in any material respect, directly or indirectly, the Company or Buyer or any of the present or former employees, principals, directors, partners or affiliates of the Company or Buyer, or which interferes in any material respect with the ability of the Company or any of its affiliates to market its products or services in any material respect, to retain existing customer relationships or to obtain new customer relationships.

                  7. Severability of Provisions. If any covenant set forth in this Non-Compete Agreement is determined by any court to be unenforceable by reason of its extending for too great a period of time or over too great a geographic area, or by reason of its being too extensive in any other respect, such covenant shall be interpreted to extend only for the longest period of time and over the greatest geographic area, and to otherwise have the broadest application, as shall be enforceable. The invalidity or unenforceability of any particular provision of this Non-Compete Agreement shall not affect the other provisions hereof, which shall continue in full force and effect. Without limiting the foregoing, the covenants contained herein shall be construed as separate covenants, covering their respective subject matters, with respect to each of the separate cities, counties and states of the United States, and each other country, and political subdivision thereof, in which the Company transacts any business.

                  8. Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered in person or by courier, telegraphed, telexed or by facsimile transmission or mailed by registered or certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date of such receipt is acknowledged), as follows:

                  If to Buyer:

                  Fleming Companies, Inc.
                  1945 Lakepointe Drive
                  Lewisville, Texas 75057
                  Attention: Carlos M. Hernandez, Esq.
                  Facsimile Number: (972) 906-1494

                  With a copy to:

                  Latham & Watkins
                  505 Montgomery Street, Suite 1900
                  San Francisco, CA 94111
                  Attention: John M. Newell, Esq.
                  Fax: (415) 395-8095

                  If to the Stockholder:

                  Attention:
                  Fax:

                  With a copy to:

                  Paul, Weiss, Rifkind, Wharton & Garrison
                  1285 Avenue of the Americas
                  New York, New York 10019-6064
                  Attention: Richard S. Borisoff, Esq.
                  Fax: (212) 757-3990

Any party may, from time to time, designate any other address to which any such notice to it, him or her shall be sent. Any such notice shall be deemed to have been delivered upon receipt.

                  9. Incorporation of Recitals; Acknowledgement; No Employment Agreement. The Recitals to this Non-Compete Agreement are incorporated fully herein and shall be treated as an integral part of this Non-Compete Agreement. Each of the Stockholder and Buyer acknowledges and agrees that the covenants and agreements contained in this Agreement have been negotiated in good faith by the parties, and are reasonable and are not more restrictive or broader than necessary to protect the interests of the parties hereto, and would not achieve their intended purpose if they were on different terms or for periods of time shorter than the periods of time provided herein or applied in more restrictive geographical areas than are provided herein. Each party further acknowledges that Buyer would not enter into the Merger Agreement and the transactions contemplated thereby in the absence of the covenants and agreements contained in this Agreement and that such covenants and agreements are essential to protect the value of the Company and the Company Business. This Agreement is not, and nothing in this Agreement shall be construed as, an agreement to provide employment to the Stockholder.

                  10. Entire Agreement; Amendments and Waivers. This Non-Compete Agreement, the Merger Agreement and Ancillary Agreements (as defined in the Merger Agreement) constitute the complete, final and exclusive statement of the agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No amendment, supplement, modification, rescission or waiver of this Non-Compete Agreement shall be binding unless executed in writing by the parties. No waiver of any of the provisions of this Non-Compete Agreement shall be deemed or shall constitute a continuing waiver unless otherwise expressly provided. The parties expressly acknowledge that they have not relied upon any prior agreements, understandings, negotiations and discussions, whether oral or written.

                  11. Assignment; Benefit; Binding Effect. The Stockholder agrees that Buyer may assign its rights and obligations under this Non-Compete Agreement to any successor-in-interest. Except as expressly provided in this paragraph, no party may assign its rights and obligations under this Non-Compete Agreement, and any attempt to do so shall be void. Subject to the foregoing, the rights and obligations of the parties under this Non-Compete Agreement shall inure to the benefit of and be binding upon their respective successors and assigns. This Agreement shall be binding upon execution and shall become effective at the Effective Time; provided, however, that this Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms.

                  12. Injunctive Relief; Costs. The Stockholder agrees that (a) the provisions of Sections 2, 3, 4, 5 and 6 are reasonable and necessary to protect the legitimate interests of Buyer, and (b) any violation of Sections 2, 3, 4, 5 or 6 will result in irreparable injury to Buyer, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such violation would not be reasonable or adequate compensation to Buyer for such a violation. Accordingly, the Stockholder agrees that if he violates the provisions of Sections 2, 3, 4, 5 or 6 Buyer shall be entitled to specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual damages, in addition to any other remedy which may be available at law or in equity, including consequential damages.

                  13. Choice of Law. This Non-Compete Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of California, as applied to agreements among California residents entered into and wholly to be performed within the State of California (without reference to any choice of law rules that would require the application of the laws of any other jurisdiction).

                  14. Captions. All Section titles or captions contained in this Agreement are for convenience only and shall not be deemed as part of this Agreement.




                            [Signature page follows.]

                  IN WITNESS WHEREOF, the parties hereto have executed this Non-Compete Agreement as of the day and year first above written.


                                       BUYER

                                       FLEMING COMPANIES, INC.
                                       an Oklahoma corporation


                                       By:
                                          --------------------------------------

                                       Name:
                                            ------------------------------------

                                       Title:
                                             -----------------------------------

                                       STOCKHOLDER


                                       -----------------------------------------



                    [Signature page to Non-Compete Agreement]

                                   EXHIBIT A-2
                              NON-COMPETE AGREEMENT


                  This Non-Compete Agreement (the "Non-Compete Agreement"), dated as of April 23, 2002, is entered into by Fleming Companies, Inc., an Oklahoma corporation ("Buyer") and Jupiter Partners L.P., a Delaware limited partnership (the "Stockholder").

                                    RECITALS

                  A. The Stockholder is a stockholder of Core-Mark International, Inc. (the "Company"). The Company has been engaged primarily in the wholesale distribution of packaged consumer products to the convenience retail industry (the "Company Business").

                  B. Pursuant to an Agreement and Plan of Merger dated as of April 23, 2002 (the "Merger Agreement") by and among Buyer, Platform Corporation ("Buyer Sub"), the Company and the stockholders of the Company, Buyer is acquiring all of the outstanding stock of the Company in connection with the merger of Buyer Sub with and into the Company.

                  C. The Stockholder acknowledges and agrees that this Non-Compete Agreement is a material inducement to Buyer entering into the Merger Agreement and that if Stockholder competes with Buyer or the Company, Buyer will be deprived of the benefits it has bargained for pursuant to this Non-Compete Agreement and the Merger Agreement. But for the Stockholder's entry into this Non-Compete Agreement, Buyer would not have entered into the Merger Agreement.

                  D. The Stockholder is indirectly controlled by John Sprague and Terry Blumer who also control Jupiter Partners II L.P.. Stockholder acknowledges and agrees that for Buyer to receive the benefit it has bargained for pursuant to this Non-Compete Agreement and the Merger Agreement, John Sprague, Terry Blumer and Jupiter Partners II L.P. and any other investment partnership formed by John Sprague and Terry Blumer must be also be bound by the Stockholder's obligations hereto.

                  E. The Stockholder has obtained the advice of counsel in connection with negotiating and executing this Non-Compete Agreement.

                                    AGREEMENT

                  NOW THEREFORE, as a material inducement to Buyer to acquire the Company in accordance with the terms and conditions of the Merger Agreement, the parties hereby agree as follows:

                  1. Defined Terms. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Merger Agreement.

                  2. Covenant Not To Compete. For a period of three years from the Effective Time (the "Non-Competition Period"), the Stockholder shall not, directly or indirectly, own, manage, join, operate or control, or participate in the ownership, management, operation or control of, or be engaged as a director, officer, employer, employee, partner, consultant or independent contractor with, or permit the Stockholder's name or intellectual property to be used by or in connection with, any corporation, partnership, limited liability company, sole proprietorship or unincorporated business (whether or not for profit) which directly or indirectly competes with the Company Business as currently conducted in the Noncompetition Territory; it being understood that the foregoing shall not limit the Stockholder from making passive investments consisting of less than 1% of the outstanding equity securities in any entity listed for trading on a national stock exchange or quoted on any recognized automatic quotation system. "Noncompetition Territory" shall mean:

         (a) each and every county in California, including, without limitation, the following counties: Alameda, Alpine, Amador, Butte, Calaveras, Colusa, Contra Costa, Del Norte, El Dorado, Fresno, Glenn, Humboldt, Imperial, Inyo, Kern, Kings, Lake, Lassen, Los Angeles, Madera, Marin, Mariposa, Mendocino, Merced, Modoc, Mono, Monterey, Napa, Nevada, Orange, Placer, Plumas, Riverside, Sacramento, San Benito, San Bernardino, San Diego, San Francisco, San Joaquin, San Luis Obispo, San Mateo, Santa Barbara, Santa Clara, Santa Cruz, Shasta, Sierra, Siskiyou, Solano, Sonoma, Stanislaus, Sutter, Tehama, Trinity, Tulare, Tuolumne, Ventura, Yolo, Yuba; and

         (b) all other areas in which the Company Business is currently conducted and anywhere else in the United States of America or Canada.

                  3. Covenant Not to Solicit; No Hire. During the Non-Competition Period, the Stockholder shall not solicit for employment or hire, or solicit for retention or retain as director, officer, employee, partner, consultant, independent contractor or otherwise, any person who at the Effective Time was employed (including any individual who served as a consultant or independent contractor or otherwise and who effectively operated as an employee) by the Company or one of its Subsidiaries. During the Non-Competition Period, the Stockholder shall not hire, or attempt to hire, or retain or attempt to retain as director, officer, employee, partner, consultant, independent contractor or otherwise, any person who at the Effective Time was employed (including any individual who served as a consultant or independent contractor or otherwise and who effectively operated as an employee) by the Company or one of its Subsidiaries.

                  4. Customer Non-Interference. During the Non-Competition Period, the Stockholder will not, directly or indirectly, either for itself or any other Person (as defined in the Merger Agreement), induce or attempt to induce any customer, supplier, licensee, or business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of the Company.

                  5. Customer Non-Solicitation. During the Non-Competition Period, the Stockholder will not, directly or indirectly, either for itself or any other Person, solicit the business of any Person known to the Stockholder to be a customer of the Company, whether or not the Stockholder had personal contact with such Person, with respect to products or activities which compete in whole or in part with the products or activities of the Company Business.

                  6. No Disparagement. During the Non-Competition Period, the Stockholder agrees that the Stockholder will not, and will use reasonable efforts to ensure that the Stockholder's agents do not, take any action or make or publish any statement, whether oral or written, which disparages in any material respect, directly or indirectly, the Company or Buyer or any of the present or former employees, principals, directors, partners or affiliates of the Company or Buyer, or which interferes in any material respect with the ability of the Company or any of its affiliates to market its products or services in any material respect, to retain existing customer relationships or to obtain new customer relationships.

                  7. Obligations of Related Parties. Stockholder shall cause John Sprague, Terry Blumer, Jupiter Partners II L.P. and any other investment partnership formed by John Sprague and Terry Blumer to be bound by and adhere to Stockholder's obligations set forth in this Non-Compete Agreement as if they were the "Stockholder" hereunder. Stockholder shall indemnify Buyer and Buyer Sub from any losses or damages incurred by Buyer and Buyer Sub resulting from actions by John Sprague, Terry Blumer, Jupiter Partners II L.P. or any other investment partnership formed by John Sprague and Terry Blumer that, if such action had been taken by Stockholder, violates Stockholder's obligations set forth in Sections 2, 3, 4, 5 or 6 of this Non-Compete Agreement.

                  8. Severability of Provisions. If any covenant set forth in this Non-Compete Agreement is determined by any court to be unenforceable by reason of its extending for too great a period of time or over too great a geographic area, or by reason of its being too extensive in any other respect, such covenant shall be interpreted to extend only for the longest period of time and over the greatest geographic area, and to otherwise have the broadest application, as shall be enforceable. The invalidity or unenforceability of any particular provision of this Non-Compete Agreement shall not affect the other provisions hereof, which shall continue in full force and effect. Without limiting the foregoing, the covenants contained herein shall be construed as separate covenants, covering their respective subject matters, with respect to each of the separate cities, counties and states of the United States, and each other country, and political subdivision thereof, in which the Company transacts any business.

                  9. Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered in person or by courier, telegraphed, telexed or by facsimile transmission or mailed by registered or certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date of such receipt is acknowledged), as follows:

                  If to Buyer:

                  Fleming Companies, Inc.
                  1945 Lakepointe Drive
                  Lewisville, Texas 75057
                  Attention: Carlos M. Hernandez, Esq.
                  Facsimile Number: (972) 906-1494

                  With a copy to:

                  Latham & Watkins
                  505 Montgomery Street, Suite 1900
                  San Francisco, CA 94111
                  Attention: John M. Newell, Esq.
                  Fax: (415) 395-8095

                  If to the Stockholder:

                  Jupiter Partners L.P.
                  30 Rockefeller Plaza
                  Suite 4525
                  New York, New York 10112
                  Attention: Mr. John Sprague
                  Fax: (212) 332-2828

                  With a copy to:

                  Paul, Weiss, Rifkind, Wharton & Garrison
                  1285 Avenue of the Americas
                  New York, New York 10019-6064
                  Attention: Richard S. Borisoff, Esq.
                  Fax: (212) 757-3990

Any party may, from time to time, designate any other address to which any such notice to it, him or her shall be sent. Any such notice shall be deemed to have been delivered upon receipt.

                  10. Incorporation of Recitals; Acknowledgement. The Recitals to this Non-Compete Agreement are incorporated fully herein and shall be treated as an integral part of this Non-Compete Agreement. Each of the Stockholder and Buyer acknowledges and agrees that the covenants and agreements contained in this Agreement have been negotiated in good faith by the parties, and are reasonable and are not more restrictive or broader than necessary to protect the interests of the parties hereto, and would not achieve their intended purpose if they were on different terms or for periods of time shorter than the periods of time provided herein or applied in more restrictive geographical areas than are provided herein. Each party further acknowledges that Buyer would not enter into the Merger Agreement and the transactions contemplated thereby in the absence of the covenants and agreements contained in this Agreement and that such covenants and agreements are essential to protect the value of the Company and the Company Business.

                  11. Entire Agreement; Amendments and Waivers. This Non-Compete Agreement, the Merger Agreement and Ancillary Agreements (as defined in the Merger Agreement) constitute the complete, final and exclusive statement of the agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No amendment, supplement, modification, rescission or waiver of this Non-Compete Agreement shall be binding unless executed in writing by the parties. No waiver of any of the provisions of this Non-Compete Agreement shall be deemed or shall constitute a continuing waiver unless otherwise expressly provided. The parties expressly acknowledge that they have not relied upon any prior agreements, understandings, negotiations and discussions, whether oral or written.

                  12. Assignment; Benefit; Binding Effect. The Stockholder agrees that Buyer may assign its rights and obligations under this Non-Compete Agreement to any successor-in-interest. Except as expressly provided in this paragraph, no party may assign its rights and obligations under this Non-Compete Agreement, and any attempt to do so shall be void. Subject to the foregoing, the rights and obligations of the parties under this Non-Compete Agreement shall inure to the benefit of and be binding upon their respective successors and assigns. This Agreement shall be binding upon execution and shall become effective at the Effective Time; provided, however, that this Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms.

                  13. Injunctive Relief; Costs. The Stockholder agrees that (a) the provisions of Sections 2, 3, 4, 5, 6 and 7 are reasonable and necessary to protect the legitimate interests of Buyer, and (b) any violation of Sections 2, 3, 4, 5, 6 or 7 will result in irreparable injury to Buyer, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such violation would not be reasonable or adequate compensation to Buyer for such a violation. Accordingly, the Stockholder agrees that if he violates the provisions of Sections 2, 3, 4, 5, 6 or 7, Buyer shall be entitled to specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual damages, in addition to any other remedy which may be available at law or in equity, including consequential damages.

                  14. Choice of Law. This Non-Compete Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of California, as applied to agreements among California residents entered into and wholly to be performed within the State of California (without reference to any choice of law rules that would require the application of the laws of any other jurisdiction).

                  15. Captions. All Section titles or captions contained in this Agreement are for convenience only and shall not be deemed as part of this Agreement.





                            [Signature page follows.]

                  IN WITNESS WHEREOF, the parties hereto have executed this Non-Compete Agreement as of the day and year first above written.


                                       BUYER

                                       FLEMING COMPANIES, INC.
                                       an Oklahoma corporation


                                       By:
                                          --------------------------------------

                                       Name:
                                            ------------------------------------

                                       Title:
                                             -----------------------------------

                                       STOCKHOLDER

                                       JUPITER PARTNERS L.P.,
                                       By Ganymede L.P., its General Partner
                                          By Europa L.P., its General Partner


                                             By:
                                                --------------------------------
                                             Name: John A. Sprague
                                             Title: General Partner



                    [Signature page to Non-Compete Agreement]

                                    EXHIBIT D

                                ESCROW AGREEMENT

                  This ESCROW AGREEMENT (this "Escrow Agreement") is made as of __________, 2002 by and among Jupiter Partners L.P., as representative of the stockholders (the "Stockholder Representative") of Core-Mark International, Inc., a Delaware corporation (the "Company"), Fleming Companies, Inc., an Oklahoma corporation ("Buyer"), and __________________, as escrow agent (the "Escrow Agent"). Capitalized terms used herein and not defined herein shall have the meanings assigned to them in the Agreement and Plan of Merger, dated as of April __, 2002 (the "Merger Agreement"), by and between the Company, Buyer, Platform Corporation, a Delaware corporation ("Merger Sub"), and all stockholders of the Company (the "Indemnifying Stockholders").

                  WHEREAS, the Company, Buyer, Merger Sub and the Indemnifying Stockholders have entered into the Merger Agreement, pursuant to which Merger Sub will merge with and into the Company (the "Merger"); and

                  WHEREAS, the Merger Agreement provides that Buyer shall deposit with the Escrow Agent fifteen million dollars ($15,000,000) in cash of the Merger Consideration (the "Escrow Amount") to satisfy indemnity obligations to Buyer under the Merger Agreement; and

                  WHEREAS, the Merger Agreement provides that each Indemnifying Stockholder shall be deemed to have contributed such holder's pro rata portion of the Escrow Amount;

                  WHEREAS, the Indemnifying Stockholders have appointed the Stockholder Representative as their agent with powers of attorney to bind such Indemnifying Stockholders with respect to their indemnifications and the distributions from the Escrow Amount; and

                  WHEREAS, Buyer and the Stockholder Representative hereby appoint the Escrow Agent as agent for Buyer and the Stockholder Representative, to hold, invest, reinvest and disburse the Escrow Amount, on behalf of Buyer and the Indemnifying Stockholders, pursuant to the terms of the Merger Agreement and this Escrow Agreement, and by its execution and delivery hereof the Escrow Agent accepts such appointment.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties hereby agree as follows:

                                   ARTICLE I.
                                 ESCROW ACCOUNT

         Section 1.1 Establishment of Escrow Amount. On the date hereof Buyer has delivered to the Escrow Agent on behalf of the Indemnifying Stockholders, and the Escrow Agent acknowledges receipt of, the Escrow Amount to be held and administered by the Escrow Agent in accordance with the terms hereof. The Escrow Amount shall be used to satisfy indemnity obligations owed to Buyer pursuant to the terms of the Merger Agreement.

         Section 1.2 Investment of Funds. The Escrow Agent shall invest and reinvest any funds in the Escrow Amount (i) as directed by the Stockholder Representative in government obligations which are exempt from federal and New York state income taxes, composed of obligations issued or guaranteed as to payment of principal and interest by a government entity based in the United States with a rating at the time as of which any investment therein is made, of at least "A-" according to Standard & Poor's Rating Group or at least "A3" according to Moody's Investors Services, Inc. or (ii) as otherwise directed in writing by both Buyer and the Stockholder Representative, until such time as the entire amount of the Escrow Amount is disbursed from escrow by the Escrow Agent in accordance with the terms of this Escrow Agreement. All payments of interest on such investments and other accretions thereto shall be distributed as follows: (i) Ninety-five percent shall be distributed pro rata to the Indemnifying Stockholders or as the Stockholder Representative may designate in writing on the last Business Day of each month; and (ii) five percent shall be distributed to Buyer. Escrow Agent or its nominee shall be the record owner of any securities or other investments in which the assets of the Escrow Amount are from time to time invested or reinvested. In no event shall any part of the Escrow Amount be commingled with any other funds held by the Escrow Agent or any of its parents, subsidiaries or affiliates. The Escrow Agent shall, promptly following the end of each calendar month, send Buyer and the Stockholder Representative a statement of holdings and transactions with respect to the Escrow Amount (the "Statement of Holdings") in form and substance customarily provided to clients, which statement shall include, without limitation, (i) the amount of interest or other income received during such calendar month in respect of the Escrow Amount, identifying the type(s) and source(s) of such income, and (ii) any disbursements from the Escrow Amount. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required disbursements under this Escrow Agreement. The Escrow Agent in its capacity as escrow agent hereunder shall not have any liability for any loss sustained as a result of any investment made pursuant to the instructions of the parties hereto or as a result of any liquidation of any investment prior to its maturity or for the failure of the parties to give the Escrow Agent instructions to invest or reinvest the Escrow Amount or any earnings thereon.

                                   ARTICLE II.
                                 INDEMNIFICATION

         Section 2.1 Indemnification Payments. The Escrow Agent shall retain the Escrow Amount to satisfy the indemnification rights of Buyer under Article XI of the Merger Agreement in accordance with Section 3.7 of the Merger Agreement and the following provisions of this Article II. All claims asserted by Buyer hereunder, and all other actions of Buyer and the Stockholder Representative subsequent thereto, shall be in strict conformity with, and subject to, the provisions of Article XI of the Merger Agreement which claims and actions the Escrow Agent shall be entitled to rely on as conclusive evidence of such conformity. The validity and amount of any and all such claims shall be determined in accordance with the provisions of Article XI of the Merger Agreement, and nothing herein shall be deemed or construed to expand the rights of Buyer thereunder. In the event of any inconsistency between any provision of the Merger Agreement, including Section 3.7 and Article XI thereof, and any provision of this Escrow Agreement, the provisions of the Merger Agreement shall govern.

         (a) Buyer may from time to time make demand of the Escrow Agent for payment of claims made pursuant to Article XI of the Merger Agreement by serving upon the Escrow Agent and the Stockholder Representative (with a copy to each Indemnifying Stockholder) a written notice (pursuant to Section 11.3 of the Merger Agreement) demanding payment of an indemnification claim arising under the Merger Agreement (a "Buyer Claim").

         (b) The Stockholder Representative may reply to a Buyer Claim made under Section 2.1(a) hereof by written notice given to Buyer and the Escrow Agent stating (i) Stockholder Representative agrees to the amount set forth in the Buyer Claim and directs Escrow Agent to pay such amount from the Escrow Amount (subject to the limitation set forth in the Merger Agreement) or (ii) Stockholder Representative disagrees with the Buyer Claim or the amount or method of computation set forth in the Buyer Claim (the "Dispute Notice"). If, within thirty (30) days after the later of the receipt by the Stockholder Representative or the receipt by Escrow Agent of the Buyer Claim, the Stockholder Representative agrees in writing to such Buyer Claim or does not give to the Escrow Agent and Buyer a Dispute Notice, then the Escrow Agent shall disburse from the Escrow Amount the amount of such Buyer Claim to Buyer. If, within said thirty (30) day period, the Stockholder Representative gives a Dispute Notice to Buyer and Escrow Agent which states that it agrees with a portion of such Buyer Claim and disagrees with a portion thereof, the Escrow Agent shall disburse to Buyer only that portion of the Buyer Claim to which the Stockholder Representative agrees and the balance of such Buyer Claim shall be processed under Section 2.1(c) hereof.

         (c) If the notice given by the Stockholder Representative under Section 2.1(b) hereof is a Dispute Notice, then the disputed portion of the Buyer Claim, shall be treated as a disputed claim (a "Disputed Claim") and the amount of such Disputed Claim shall be held by the Escrow Agent until the earlier to occur of
(i) the Escrow Agent's receipt of a joint direction executed by the Stockholder Representative and Buyer with respect to such amount or (ii) the Escrow Agent's receipt of a final, non-appealable judgment, order or decree of the court or other judicial body or arbitrator or panel of arbitrators of competent jurisdiction that decided the underlying claim with respect to such amount that indicates whether Buyer is entitled to indemnification with regard to the Disputed Claim (any such joint direction, final judgment, order or decree being a "Determination of Claim"). Upon receipt of a Determination of Claim, the Escrow Agent shall disburse to Buyer from the Escrow Amount that portion of the Disputed Claim, if any, up to the whole thereof, as is required by the Determination of Claim.

         (d) With respect to any disbursements to Buyer under Section 2.1(b) or
Section 2.1(c), the Escrow Agent shall pay the undisputed portion of the Buyer Claim or the amount required under a Determination of Claim out of the Escrow Amount in immediately available funds by wire transfer to such accounts as Buyer shall have designated to the Escrow Agent in writing unless the joint direction, judgment, order or decree otherwise indicates.

         (e) Any payment made to Buyer pursuant to this Section 2 shall be made within 10 Business Days of the determination of the amount to be paid under
Section 2.1(b) or (c), as the case may be. Any amount paid to Buyer pursuant to this Section 2 shall constitute a "Disbursed Claim." In no event shall the total amount of Disbursed Claims exceed the Escrow Amount.

         Section 2.2 Release of Escrow Amount; Termination of the Escrow Agreement. On the first anniversary of the date hereof, or, if not a Business Day, the next following Business Day (the period from the date hereof to such first anniversary, the "Escrow Period"), the Escrow Agent shall disburse all of the remaining funds in the Escrow Amount to the Stockholder Representative or as the Stockholder Representative may designate in writing less the amount, as of such date, of all Buyer Claims that have not become the subject of a Determination of Claim or, to the extent that the Buyer Claims have become the subject of a Determination of Claim in favor of Buyer, have not become Disbursed Claims (such amount being the "Retained Amount"), if any, and the Escrow Agent shall retain the Retained Amount in escrow, to be held, administered and disbursed in accordance with the terms of Section 3.7(b) and Article XI of the Merger Agreement and this Escrow Agreement. Any portion of the Retained Amount that is thereafter determined pursuant to a Determination of Claim not to be payable to Buyer shall be paid to the Indemnifying Stockholders pro rata according to their interest in the Escrow Amount or as the Stockholder Representative may designate in writing, within the period that such payment would have been payable to Buyer under Section 2.1(e) had the amount of the Buyer Claim been required to have been paid to Buyer.

         Section 2.3 Compensation and Reimbursement of Escrow Agent.

         (a) Buyer and the Stockholder Representative shall pay the Escrow Agent compensation and fees for its services as set forth in Schedule 1 attached hereto, which amounts shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by the Stockholder Representative.

         (b) Buyer and the Stockholder Representative shall each reimburse the Escrow Agent upon request for 50% of all expenses, disbursements, and advances incurred or made by the Escrow Agent in implementing any of the provisions of this Escrow Agreement, including compensation and the expenses and disbursements of its counsel, except any such expense, disbursement, or advance as may arise from its fraud, gross negligence, willful misconduct or bad faith.

         Section 2.4 Statement of Disbursements. As promptly as practicable following the disbursement of any funds of the Escrow Amount pursuant to any provision of Article II, the Escrow Agent shall send a written statement to Buyer and the Stockholder Representative stating the amount of the disbursement.

         Section 2.5 Responsibilities of the Escrow Agent.

         (a) The Escrow Agent shall exercise the same degree of care toward the Escrow Amount as it exercises toward its own similar property and shall not be held to any higher standard of care under this Escrow Agreement.

         (b) The Escrow Agent shall be obligated to perform only such duties as are expressly set forth in the Merger Agreement and in this Escrow Agreement. No implied covenants or obligations shall be inferred from this Escrow Agreement against the Escrow Agent, nor shall the Escrow Agent be bound by the provisions of any agreement concerning the Buyer, the Stockholder Representative or the Indemnifying Stockholders beyond the specific terms hereof.

         (c) The Escrow Agent shall not be liable hereunder except for its own fraud, gross negligence, willful misconduct or bad faith and Buyer and the Stockholder Representative agree to indemnify the Escrow Agent for and hold it harmless as to any loss, liability (other than any income tax liability of the Escrow Agent attributable to payments required to be made to the Escrow Agent pursuant to this Escrow Agreement), or expense, including attorney fees, incurred without fraud, gross negligence, willful misconduct or bad faith on the part of the Escrow Agent and arising out of or in connection with the Escrow Agent's duties under this Escrow Agreement. Each of Buyer and the Stockholder Representative shall be responsible for fifty percent (50%) of such indemnification responsibilities. Specifically and without limiting the foregoing, the Escrow Agent shall in no event have any liability in connection with its investment, reinvestment or liquidation, in good faith and in accordance with the terms hereof, of any property held in the Escrow Amount, including without limitation, any liability for any delay not resulting from fraud, gross negligence, willful misconduct or bad faith in such investment, reinvestment or liquidation, or for any loss of income incident to any such delay. Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

         (d) The Escrow Agent shall be entitled to rely upon any order, judgment, certification, instruction, notice or other writing delivered to it in compliance with the provisions of this Escrow Agreement without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of service thereof. The Escrow Agent may act in reliance upon any instrument comporting with the provisions of this Escrow Agreement or signature believed by it to be genuine and may assume that any person purporting to give notice or receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. At any time the Escrow Agent may request in writing an instruction in writing from Buyer and the Stockholder Representative, and may at its own option include in such request the course of action it proposes to take and the date on which it proposes to act, regarding any matter arising in connection with its duties and obligations hereunder. The Escrow Agent shall not be liable for acting without the consent of Buyer and the Stockholder Representative in accordance with such a proposal on or after the date specified therein, provided that the specified date shall be at least ten Business Days after Buyer and the Stockholder Representative receive the Escrow Agent's request for instructions and its proposed course of action, and provided further that, prior to so acting, the Escrow Agent has not received the written instructions requested.

         (e) The Escrow Agent may act pursuant to the advice of counsel chosen by it with respect to any matter relating to this Escrow Agreement and shall not be liable for any action taken or omitted in accordance with such advice.

         (f) The Escrow Agent makes no representation as to the validity, value, genuineness or collectability of any security or other document or instrument held by or delivered to it.

         (g) The Escrow Agent shall not be called upon to advise any party as to selling or retaining, or taking or refraining from taking any action with respect to, any securities or other property deposited or acquired by it hereunder.

         (h) In the event of any ambiguity in the provisions of this Escrow Agreement or any dispute between or conflicting claims by or among the undersigned and/or any other person or entity with respect to any funds or property deposited hereunder, the Escrow Agent shall be entitled, at its sole option, to refuse to comply with any and all claims, demands or instructions with respect to such property or funds so long as such dispute or conflict shall continue, and the Escrow Agent shall not be or become liable in any way to the undersigned for its failure or refusal to comply with such conflicting claims, demands or instructions. The Escrow Agent shall be entitled to refuse to act until, at its sole option, either such conflicting or adverse claims or demands shall have been finally determined by binding arbitration or a court of competent jurisdiction or settled by agreement between the conflicting parties as evidenced in a writing, satisfactory to the Escrow Agent or the Escrow Agent shall have received security or an indemnity satisfactory to the Escrow Agent sufficient to save the Escrow Agent harmless from and against any and all loss, liability or expense which the Escrow Agent may incur by reason of its acting. The Escrow Agent may in addition elect in its sole option to commence an interpleader action or seek other judicial relief or orders as the Escrow Agent may deem necessary.

         (i) No provision of this Escrow Agreement shall require the Escrow Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder.

         (j) The immunities and exceptions from liability of the Escrow Agent shall extend to its officers, directors, employees and agents.

         (k) The provisions of this Section 2.5 shall survive termination of this Escrow Agreement and/or the resignation or removal of the Escrow Agent.

         Section 2.6 Notices. All notices, claims, requests, responses, objections and other communications given or made pursuant to this Escrow Agreement shall be in writing and dispatched by the same means to all of the parties on the same day and shall be deemed to have been duly given if delivered
(a) personally, (b) by mail, via certified or registered mail, return receipt requested, postage prepaid, (c) by confirmed facsimile or (d) by a nationally recognized courier service, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

                  If to the Stockholder Representative:

                      Jupiter Partners L.P.
                      30 Rockefeller Plaza
                      Suite 4525
                      New York, New York 10112
                      Attention: Mr. John A. Sprague
                      Facsimile Number: (212) 332-2828

                  With a copy to:

                      Paul, Weiss, Rifkind, Wharton & Garrison
                      1285 Avenue of the Americas
                      New York, NY 10019-6064
                      Attn: Richard S. Borisoff
                      Facsimile: (212) 492-0153
                      Telephone: (212) 373-3000

                  If to Buyer:

                       Fleming Companies, Inc.
                       1945 Lakepointe Drive
                       Lewisville, Texas 75057
                       Attention: Carlos M. Hernandez, Esq.
                       Facsimile Number: (972) 906-1494

                  With a copy to:

                      Latham & Watkins
                      505 Montgomery Street, Suite 1900
                      San Francisco, California 94111-2562
                      Attn: John M. Newell
                      Facsimile: (415) 395-8095
                      Telephone: (415) 391-0600

                  If to the Escrow Agent:





                  If to the Indemnifying Stockholders, to each at the address set forth under such Indemnifying Stockholder's name on the signature page hereto.

                  Any such notice shall be effective when delivered in person or by courier service, when facsimile confirmation is received, or on the date receipt acknowledged, if by certified mail, return receipt requested. All notices to the Escrow Agent shall be deemed to have been given on the date actually received by the Escrow Agent.

         Section 2.7 Withdrawal. Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering the Escrow Amount to any successor Escrow Agent jointly designated by Buyer and the Stockholder Representative in writing, or to any court of competent jurisdiction, whereupon Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Escrow Agreement. Prior to the effectiveness of such resignation, Buyer and the Stockholder Representative shall mutually appoint a new Escrow Agent, which shall be a bank or national banking association. The resignation of Escrow Agent will take effect on the earlier of (a) the appointment of a successor (including a court of competent jurisdiction) or (b) the day which is 30 days after the date of delivery of its written notice of resignation to the other parties hereto. If at that time Escrow Agent has not received a designation of a successor Escrow Agent, Escrow Agent's sole responsibility after that time shall be to retain and safeguard the Escrow Amount until receipt of a designation of successor Escrow Agent or a joint written disposition instruction by Buyer and the Stockholder Representative or a final non-appealable order of a court of competent jurisdiction.

         Section 2.8 Assignment.

         (a) This Escrow Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Escrow Agreement, nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto. This Escrow Agreement is not intended, nor shall it be construed, to confer upon any person except the parties hereto and their successors and permitted assigns any rights or remedies under or by reason of this Escrow Agreement, except as contemplated herein and in the Merger Agreement.

         (b) Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

         Section 2.9 Governing Law. This Escrow Agreement shall be governed by and construed and enforced in accordance with the internal laws, and not the law of conflicts, of the State of California. The parties to this Escrow Agreement hereby agree that jurisdiction over such parties and over the subject matter of any action or proceeding arising under this Escrow Agreement may be exercised by a competent Court of the State of California or by a United States Court sitting in the State of California. With respect solely to any action involving the Escrow Agent in connection with this Escrow Agreement, each of Buyer and the Stockholder Representative hereby submits to the personal jurisdiction of such courts, hereby waives personal service of process upon it and consents that any such service of process may be made by certified or registered mail, return-receipt requested, directed to Buyer and the Stockholder Representative at their addresses last specified for notices hereunder, and service so made shall be deemed completed the date receipt is acknowledged, and hereby waives the right to a trial by jury in any action or proceeding with Escrow Agent.

         Section 2.10 Counterparts. This Escrow Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. In proving this Escrow Agreement, it shall not be necessary to produce or account for more than one such counterpart.

         Section 2.11 Headings. The heading references herein are for convenience purposes only, do not constitute a part of this Escrow Agreement and shall not be deemed to limit or affect any of the provisions hereof.

         Section 2.12 Severability. The invalidity, illegality or unenforceability of any provision of this Escrow Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

         Section 2.13 Amendment. This Escrow Agreement shall not be amended except in writing signed by Buyer and the Stockholder Representative and the Escrow Agent. Should Buyer or the Stockholder Representative attempt to change this Escrow Agreement in a manner which the Escrow Agent in its sole discretion deems undesirable, the Escrow Agent may resign as Escrow Agent by notifying the other parties hereto in writing. The Escrow Agent may otherwise resign at any time upon thirty (30) days' prior written notice to Buyer and the Stockholder Representative; in such event, the successor Escrow Agent shall be such person, firm or corporation as shall be mutually selected by Buyer and the Stockholder Representative. It is understood and agreed that no resignation shall be effective until a successor agrees to act hereunder. Buyer and the Stockholder Representative, acting jointly, may remove the Escrow Agent at any time upon thirty (30) days' prior written notice, signed by both Buyer and the Stockholder Representative, to the Escrow Agent. In the event that the Escrow Agent submits a notice of resignation, its only duty, until a successor Escrow Agent shall have been appointed and shall have accepted such appointment, shall be to hold, invest and dispose of the Escrow Amount in accordance with this Escrow Agreement, but without regard to any notices, requests, instructions, demands or the like received by it from the other parties hereto after such notice of resignation shall have been given, unless the same is a direction from Buyer and the Stockholder Representative that the Escrow Amount be paid or delivered in its entirety to one of the other parties hereto.

         Section 2.14 Taxes.

         (a) All dividends, distributions, interest and gains earned or realized on the amounts in the Escrow Account ("Earnings") shall be accounted for by the Escrow Agent separately from the amount originally deposited in the Escrow Account, and Earnings shall be treated as having been received by Buyer, in accordance with the principles of Proposed Treasury regulation section 1.468B-8, for federal, state and local income tax purposes. Unless otherwise required by law, the parties agree that, for federal, state and local income tax purposes, Buyer shall report Earnings as its income and shall report related expenses as its expense. Distributions to Buyer under Section 1.2 shall be made not later than 5 business days prior to the date Buyer is required to file an estimated tax return that includes any such Earnings in its income, provided, however, that no duplicate distributions shall be made with respect to such Earnings. The Escrow Agent annually shall file information returns with the IRS and provide payee statements to Buyer, documenting such Earnings.

         (b) The Escrow Agent may require each of the Indemnifying Stockholders to provide Escrow Agent with a certified tax identification number for such Indemnifying Stockholder by furnishing appropriate Form W-9 (or Form W-8, in the case of non-U.S. Persons) and other forms and documents that Escrow Agent may reasonably request (collectively, "Tax Reporting Documentation"). The parties hereto understand that, if such Tax Reporting Documentation is not so certified to Escrow Agent, Escrow Agent may be required by the Internal Revenue Code of 1986, as it may be amended from time to time, to withhold a portion of any interest or other income earned on the investment of the Escrow Amount from time to time.

         (c) The Escrow Agent need not make any distribution of monies to any Indemnifying Stockholder if such Indemnifying Stockholder has not furnished the Tax Reporting Documentation as required by the Escrow Agent.

         Section 2.15 Indemnifying Stockholders. By their execution hereof, each of the Indemnifying Stockholders agrees to be responsible for his or its pro rata share of any payments made by the Stockholder Representative hereunder.

                            (SIGNATURE PAGE FOLLOWS)

                  IN WITNESS WHEREOF, the parties have executed or caused this Escrow Agreement to be executed as of the date first written above.

                                       STOCKHOLDER REPRESENTATIVE:

                                       JUPITER PARTNERS L.P.,
                                       By Ganymede L.P., its General Partner
                                          By Europa L.P., its General Partner


                                             By:
                                                --------------------------------
                                             Name: John A. Sprague
                                             Title: General Partner

                                       FLEMING COMPANIES, INC.
                                       an Oklahoma corporation


                                       By:
                                          --------------------------------------

                                       Name:
                                            ------------------------------------

                                       Title:
                                             -----------------------------------



Accepted as of the date hereof:

[ESCROW AGENT]



By:
   -------------------------------
   Name:
   Title:

Acknowledged and Agreed to:

INDEMNIFYING STOCKHOLDERS:

JUPITER PARTNERS L.P.,
By Ganymede L.P., its General Partner
   By Europa L.P., its General Partner


      By:
         ------------------------------
      Name: John A. Sprague
      Title: General Partner


By:
   ------------------------------------
Robert A. Allen
395 Oyster Point Blvd., Suite 415
South San Francisco, California 94080
Contact Number: (650) 589-9445


By:
   ------------------------------------
Leo F. Korman
395 Oyster Point Blvd., Suite 415
South San Francisco, California 94080
Contact Number: (650) 589-9445


By:
   ------------------------------------
Basil P. Prokop
395 Oyster Point Blvd., Suite 415
South San Francisco, California 94080
Contact Number: (650) 589-9445


By:
   ------------------------------------
Gary L. Walsh
48 River Rock Road
Sheridan, Wyoming 82801
Contact Number: (307) 673-5708


By:
   ------------------------------------
J. Michael Walsh
395 Oyster Point Blvd., Suite 415
South San Francisco, California 94080
Contact Number: (650) 589-9445

By:
   ------------------------------------
Leo Granucci
12550 Apple Orchard Lane
Nevada City, California 95959
Contact Number: (530) 477-1614

                                   SCHEDULE 1

                      [Escrow Agent Compensation and Fees]



                                       14